PART IV
Exhibit 99.1
VAREX IMAGING CORPORATION
EXHIBIT 99.1 TO FORM 8-K
FOR THE YEAR ENDED DECEMBER 31, 2019

1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Varex Imaging Corporation

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Varex Imaging Corporation and its subsidiaries (the “Company”) as of September 27, 2019 and September 28, 2018, and the related consolidated statements of earnings, of comprehensive earnings, of equity and of cash flows for each of the three years in the period ended September 27, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of September 27, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 27, 2019 and September 28, 2018, and the results of its operations and its cash flows for each of the three years in the period ended September 27, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of September 27, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO because material weaknesses in internal control over financial reporting existed as of that date related to (i) ineffective risk assessment process to identify and assess the risks in the Company’s business processes, (ii) ineffective control environment as the Company had an insufficient complement of resources with the requisite knowledge and experience to create the proper environment for effective internal control over financial reporting such that corrective activities to the Company’s internal control over financial reporting are appropriately applied, prioritized, and implemented in a timely manner, (iii) ineffective controls related to accounting for revenue, deferred revenue and related accounts receivable, including maintaining effective business process controls to prevent or detect misstatements in the processing of customer transactions, and the effect of the adoption of and continuous accounting for Revenue from Contracts with Customers, (iv) ineffective controls related to accounting for inventory and cost of revenues, including maintaining effective business process controls to prevent or detect misstatements in the accuracy, valuation, presentation and disclosure of inventory, and (v) ineffective controls over the Company’s financial reporting close process to prevent or detect misstatements in the financial statements, including ineffective business performance monitoring review control over the Company’s international entities, ineffective controls related to elimination of intercompany balances, ineffective controls to identify post-close events which occur before the financial statements are available to be issued, and ineffective controls over the review of the statement of cash flows.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2019 Annual Report on Form 10-K. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the September 27, 2019 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, due to the impact of COVID-19, the Company has begun to experience and expects to continue to experience reduced demand in the Company’s industrial segment and for certain higher end medical products which negatively impacts revenues, gross margin, and the other items used to calculate the Company’s financial covenants contained in its Credit Agreement. As a result, it is probable that the Company will be in violation of certain leverage ratio covenants contained in its Credit Agreement within the twelve-month period following the reissuance of these consolidated financial statements, including as early as the end of the Company’s fiscal year end 2020. These events and conditions raise substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period following the issuance of these consolidated financial statements. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle
As discussed in Note 18 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue effective September 29, 2018. This matter is also described in the “Critical Audit Matters” section of our report.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in management's report referred to above. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein), management has excluded Direct Conversion AB from its assessment of internal control over financial reporting as of September 27, 2019 because it was acquired by the Company in a purchase business combination during the fiscal year ended September 27, 2019. We have also excluded Direct Conversion AB from our audit of internal control over financial reporting. Direct Conversion AB is a wholly-owned subsidiary whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent 0.8% and 0.8%, respectively, of the related consolidated financial statement amounts as of and for the year ended September 27, 2019.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Consolidated Financial Statements – Impact of Resources and Controls Related to Risk Assessment and Financial Reporting

The completeness and accuracy of the consolidated financial statements, including the financial condition, results of operations and cash flows, is dependent on, in part, (i) designing and maintaining monitoring controls related to the identification and assessment of risk in the business process environment, (ii) designing and maintaining financial reporting controls, including information technology general controls, and financial reporting close controls related to review of international operations, intercompany balances, post-close events and the statement of cash flows, and (iii) maintaining sufficient resources to create the proper environment for effective internal control over financial reporting.

The principal considerations for our determination that performing procedures relating to the consolidated financial statements – impact of resources and controls related to risk assessment and financial reporting is a critical matter are there was a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to information systems and businesses processes, which affect substantially all financial statement account balances and disclosures. As described above in the “Opinions on the Financial Statements and Internal Control over Financial Reporting” section, material weaknesses were identified as of September 27, 2019 related to (i) ineffective risk assessment, (ii) ineffective control environment, and (iii) the financial reporting close process. Additionally, as previously disclosed by management, material weaknesses related to (i) information technology general controls and (ii) accounting for the Company’s operations in Germany existed during the year ended September 27, 2019.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, evaluating the nature and extent of audit procedures performed and evidence obtained. These procedures also included manually testing the completeness and accuracy of system reports or other information generated by the Company's Information Technology (IT) systems.

Revenue Recognition, including Adoption of the New Revenue Accounting Standard

As described in Notes 1 and 18 to the consolidated financial statements, the Company’s consolidated revenue was $780.6 million for the year ended September 27, 2019. As described above, effective September 29, 2018, the Company adopted the new revenue accounting standard. The Company determines revenue recognition through the following steps: identification of the contract, or contracts, with a customer, identification of the performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the performance obligations in the contract, and recognition of revenue when, or as, a performance obligation is satisfied. The Company’s revenues are derived primarily from the sale of hardware and services and are recognized net of any value-added or sales tax and net of sales discounts.
The principal considerations for our determination that performing procedures relating to revenue recognition, including adoption of the new revenue accounting standard, is a critical audit matter are there was a high degree of auditor judgment, subjectivity and effort in performing procedures and in evaluating the audit evidence obtained related to revenue recognition, including the adoption of the new revenue accounting standard. As described above in the “Opinions on the Financial Statements and Internal Control over Financial Reporting” section, a material weakness was identified as of September 27, 2019 related to the accounting for revenue, deferred revenue and related accounts receivable, specifically including the review of the completeness and accuracy of customer order entry, quantity and pricing, and the effect of the adoption of and continuous accounting for revenue from contracts with customers.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, evaluating management’s process for determining the application of the new revenue accounting standard to the Company’s revenue, evaluating the reasonableness of management’s judgments, and evaluating the impacts of adoption identified by management. Testing management’s application of the new revenue accounting standard included examining revenue arrangements on a test basis, including assessing the terms and conditions of the arrangement and performing procedures to test the adjustments recorded upon adoption. These procedures also included (i) manually testing the completeness and accuracy of system reports or other information generated by the Company’s IT systems and (ii) evaluating the nature and extent of audit procedures performed and evidence obtained.
Inventories
As described in Note 1 to the consolidated financial statements, the Company’s consolidated inventory balance was $248.2 million as of September 27, 2019. The Company values inventories at the lower of cost or net realizable value. Costs include materials, labor and manufacturing overhead and is computed using standard cost (which approximates actual cost) on a first-in-first-out basis. The

Company evaluates the carrying value of its inventories taking into consideration such factors as historical and anticipated future sales compared to quantities on hand and the prices the Company expects to obtain for products in its various markets. The Company adjusts excess and obsolete inventories to net realizable value and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues.
The principal considerations for our determination that performing procedures relating to inventories is a critical audit matter are there was a high degree of auditor judgment, subjectivity and effort in performing procedures and in evaluating audit evidence related to the existence and valuation of inventory. As described above in the “Opinions on the Financial Statements and Internal Control over Financial Reporting” section, a material weakness was identified as of September 27, 2019 related to accounting for inventory and cost of revenue, specifically including maintaining effective controls related to inventory count procedures, the valuation of inventory at lower of cost and net realizable value, and presentation and disclosure of inventory classifications.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, performing procedures to test the existence of inventories and evaluating and testing management’s process for determining the valuation of inventories. These procedures also included (i) manually testing the completeness and accuracy of system reports or other information generated by the Company’s IT systems and (ii) evaluating the nature and extent of audit procedures performed and evidence obtained.
Acquisition of Direct Conversion AB – Intangible Assets

As described in Note 2 to the consolidated financial statements, the Company completed the acquisition of Direct Conversion AB for net consideration of $79.4 million in 2019, which resulted in $32.9 million of intangible assets being recorded. Those intangible assets were comprised primarily of developed technology of $18.4 million and customer relationships of $9.0 million. Intangibles were valued primarily using a discounted cash flow, which included estimated revenue growth and discount rate.
The principal considerations for our determination that performing procedures relating to the intangible assets recorded with the acquisition of Direct Conversion AB is a critical audit matter are there was a high degree of auditor judgment and subjectivity in applying procedures relating to the fair value measurement of intangible assets acquired due to the significant judgment by management when developing the fair value of the intangible assets. Significant audit effort was required in performing procedures to evaluate the discounted cash flow, the estimated revenue growth, and the discount rate. The audit effort also involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included testing the effectiveness of controls relating to the acquisition accounting, including controls over management’s valuation of intangible assets and controls over development of the assumptions related to the valuation of intangible assets, including discounted cash flow, estimated revenue growth, and the discount rate. These procedures also included, among others (i) reading the purchase agreement, (ii) testing management’s process for estimating the fair value of intangible assets, and (iii) testing the completeness and accuracy of the data used in the discounted cash flow and evaluating the reasonableness of significant assumptions, including the discounted cash flow, the estimated revenue growth and the discount rate. Evaluating the reasonableness of the discounted cash flow, including the revenue growth, involved considering the past performance of the acquired business, as well as economic and industry forecasts, and considering whether they were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the valuation methods and evaluating significant assumptions, including the discount rate.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
December 20, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is September 22, 2020.

We have served as the Company’s auditor since 2016.

VAREX IMAGING CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Years
(In millions, except per share amounts)	2019	2018	2017
Revenues, net	$780.6	$773.4	$698.1
Cost of revenues	523.9	519.5	444.6
Gross margin	256.7	253.9	253.5
Operating expenses:
Research and development	78.1	83.0	67.3
Selling, general and administrative	128.1	123.4	102.5
Impairment of intangible assets	4.8	3.0	—
Total operating expenses	211.0	209.4	169.8
Operating earnings	45.7	44.5	83.7
Interest income	0.1	0.2	0.2
Interest expense	(21.1)	(21.7)	(12.3)
Other (expense) income, net	(3.2)	2.7	3.2
Interest and other expenses, net	(24.2)	(18.8)	(8.9)
Earnings before taxes	21.5	25.7	74.8
Taxes (benefit) on earnings	5.7	(2.6)	22.8
Net earnings	15.8	28.3	52.0
Less: Net earnings attributable to noncontrolling interests	0.3	0.8	0.4
Net earnings attributable to Varex	$15.5	$27.5	$51.6
Net earnings per common share attributable to Varex
Basic	$0.41	$0.73	$1.37
Diluted	$0.40	$0.72	$1.36
Weighted average common shares outstanding
Basic	38.2	37.9	37.6
Diluted	38.6	38.4	38.0

See accompanying notes to the consolidated financial statements.

VAREX IMAGING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

	Fiscal Years
(In millions)	2019	2018	2017
Net earnings	$15.8	$28.3	$52.0
Other comprehensive (loss) earnings, net of tax:
Unrealized (loss) gain on interest rate swap contracts	(6.2)	5.2	0.6
Unrealized (loss) gain on defined benefit obligations	(1.3)	(0.2)	0.2
Other comprehensive (loss) earnings, net of tax	(7.5)	5.0	0.8
Comprehensive earnings	8.3	33.3	52.8
Less: Comprehensive earnings attributable to noncontrolling interests	0.3	0.8	0.4
Comprehensive earnings attributable to Varex	$8.0	$32.5	$52.4

See accompanying notes to the consolidated financial statements.

VAREX IMAGING CORPORATION
CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	September 27, 2019	September 28, 2018
Assets
Current assets:
Cash and cash equivalents	$29.9	$51.9
Accounts receivable, net of allowance for doubtful accounts of $1.0 and $0.6 at September 27, 2019 and September 28, 2018, respectively	141.0	154.0
Inventories	248.2	235.1
Prepaid expenses and other current assets	19.3	17.1
Total current assets	$438.4	$458.1
Property, plant and equipment, net	142.3	144.9
Goodwill	290.8	243.6
Intangibles assets, net	86.3	73.8
Investments in privately-held companies	53.6	51.0
Other assets	27.5	16.5
Total assets	$1,038.9	$987.9
Liabilities, redeemable noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable	$58.2	$66.3
Accrued liabilities	75.7	47.5
Current maturities of long-term debt	30.7	25.0
Deferred revenues	10.5	13.2
Total current liabilities	$175.1	$152.0
Long-term debt, net	364.4	364.8
Deferred tax liabilities	8.2	23.2
Other long-term liabilities	32.5	8.5
Total liabilities	$580.2	$548.5
Commitments and contingencies (Note 11)
Redeemable noncontrolling interests	10.5	11.1
Equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value: 150,000,000 shares authorized
Shares issued and outstanding: 38,371,305 and 38,026,597 at September 27, 2019 and September 28, 2018, respectively	0.4	0.4
Additional paid-in capital	371.8	357.6
Accumulated other comprehensive (loss) income	(1.7)	5.8
Retained earnings	74.4	62.4
Total Varex stockholders' equity	$444.9	$426.2
Noncontrolling interests	3.3	2.1
Total stockholders' equity	$448.2	$428.3
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$1,038.9	$987.9
See accompanying notes to the consolidated financial statements.

VAREX IMAGING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years
(In millions)	2019	2018	2017
Cash flows from operating activities:
Net earnings	$15.8	$28.3	$52.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Share-based compensation expense	11.7	10.0	8.4
Depreciation	23.5	26.0	16.9
Amortization of intangible assets	15.7	16.2	10.5
Impairment of intangible assets	4.8	3.0	—
Other assets impairment charges	—	1.3	—
Inventory write-down	3.1	3.1	—
Deferred taxes	(12.9)	(7.7)	(8.9)
Amortization of deferred loan costs	2.4	2.3	1.8
Loss (gain) from equity method investments, net of dividends received	2.3	(3.9)	(1.3)
Other, net	0.8	0.7	1.8
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	14.8	9.0	(23.1)
Inventories	(11.1)	(2.4)	(4.2)
Prepaid expenses and other assets	4.3	2.0	(10.1)
Accounts payable	(9.0)	5.2	4.9
Accrued operating liabilities and other long-term operating liabilities	10.9	(10.2)	28.1
Deferred revenues	(5.2)	2.4	(1.6)
Net cash provided by operating activities	71.9	85.3	75.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(19.8)	(20.4)	(20.2)
Acquisitions of businesses, net of cash acquired	(69.5)	(4.8)	(271.8)
Investments in privately-held companies	(3.9)	—	—
Net cash used in investing activities	(93.2)	(25.2)	(292.0)
Cash flows from financing activities:
Net transfers from parent	—	—	5.0
Distributions to Varian Medical Systems, Inc.	—	—	(227.1)
Taxes related to net share settlement of equity awards	(2.1)	(2.3)	(1.9)
Borrowings under credit agreements	85.4	10.0	749.0
Repayments of borrowing under credit agreements	(87.0)	(106.0)	(255.0)
Proceeds from exercise of stock options	0.8	3.8	2.8
Proceeds from shares issued under employee stock purchase plan	3.8	3.3	—
Excess tax benefits from share-based compensation	—	—	2.4
Payment of debt issuance costs	(0.5)	(0.4)	(11.9)
Contributions from noncontrolling partner	—	1.8	—
Dividends paid to redeemable noncontrolling interest	(0.5)	(0.6)	—
Net cash (used in) provided by financing activities	(0.1)	(90.4)	263.3
Effects of exchange rate changes on cash and cash equivalents and restricted cash	(0.7)	(0.5)	0.9
Net (decrease) increase in cash and cash equivalents and restricted cash	(22.1)	(30.8)	47.4
Cash and cash equivalents and restricted cash at beginning of period	53.4	84.2	36.8
Cash and cash equivalents and restricted cash at end of period	$31.3	$53.4	$84.2
Supplemental cash flow information:
Cash paid for interest	$19.9	$19.3	$9.8
Cash paid for income tax	8.2	13.8	6.0
Supplemental non-cash activities:
Purchases of property, plant and equipment financed through accounts payable	$1.8	$2.0	$4.0
Transfers of property, plant and equipment from Varian Medical Systems, Inc.	—	—	15.0
Other non-cash transfers to Varian Medical Systems, Inc.	—	—	1.6
See accompanying notes to the consolidated financial statements.

VAREX IMAGING CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Additional Paid-in Capital	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Varex Equity	Noncontrolling Interests	Total Stockholders' Equity
(In millions)	Shares	Amount
September 30, 2016	—	—	—	526.0	—	—	526.0	—	526.0
Net earnings	—	—	—	16.5	—	35.1	51.6	—	51.6
Net transfers from parent	—	—	—	18.4	—	—	18.4	—	18.4
Distribution to Varian Medical Systems	—	—	—	(227.1)	—	—	(227.1)	—	(227.1)
Conversion of net parent investment into common stock	37.4	0.4	333.4	(333.8)	—	—	—	—	—
Exercise of stock options	0.1	—	2.8	—	—	—	2.8	—	2.8
Common stock issued upon vesting of restricted shares	0.2	—	—	—	—	—	—	—	—
Shares withheld on vesting of restricted stock	(0.1)	—	(1.9)	—	—	—	(1.9)	—	(1.9)
Share-based compensation	—	—	6.2	—	—	—	6.2	—	6.2
Unrealized gain on interest rate swap contracts, net of tax	—	—	—	—	0.6	—	0.6	—	0.6
Unrealized gain on defined benefit obligations, net of tax	—	—	—	—	0.2	—	0.2	—	0.2
Tax impacts to APIC related to share-based award activity	—	—	2.4	—	—	—	2.4	—	2.4
Other	—	—	(0.2)	—	—	—	(0.2)	—	(0.2)
September 29, 2017	37.6	0.4	342.7	—	0.8	35.1	379.0	—	379.0
Net earnings	—	—	—	—	—	27.5	27.5	0.3	27.8
Exercise of stock options	0.2	—	3.8	—	—	—	3.8	—	3.8
Common stock issued upon vesting of restricted shares	0.2	—	—	—	—	—	—	—	—
Shares withheld on vesting of restricted stock	(0.1)	—	(2.2)	—	—	—	(2.2)	—	(2.2)
Common stock issued under employee stock purchase plan	0.1		3.3	—	—	—	3.3	—	3.3
Share-based compensation	—	—	10.0	—	—	—	10.0	—	10.0
Unrealized gain on interest rate swap contracts, net of tax	—	—	—	—	5.2	—	5.2	—	5.2
Unrealized loss on defined benefit obligations, net of tax	—	—	—	—	(0.2)	—	(0.2)	—	(0.2)
Capital contribution by noncontrolling interest	—	—	—	—	—	—	—	1.8	1.8
Other	—	—	—	—	—	(0.2)	(0.2)	—	(0.2)
September 28, 2018	38.0	$0.4	$357.6	$—	$5.8	$62.4	$426.2	$2.1	$428.3
Effect of adoption of ASC 606	—	—	—	—	—	(3.5)	(3.5)	—	(3.5)
Net earnings	—	—	—	—	—	15.5	15.5	(0.2)	15.3
Exercise of stock options	—	—	0.8	—	—	—	0.8	—	0.8
Common stock issued upon vesting of restricted shares	0.2	—	—	—	—	—	—	—	—
Shares withheld on vesting of restricted stock	—	—	(2.1)	—	—	—	(2.1)	—	(2.1)
Common stock issued under employee stock purchase plan	0.2	—	3.8	—	—	—	3.8	—	3.8
Share-based compensation	—	—	11.7	—	—	—	11.7	—	11.7
Unrealized loss on interest rate swap contracts, net of tax	—	—	—	—	(6.2)	—	(6.2)	—	(6.2)
Unrealized loss on defined benefit obligations, net of tax	—	—	—	—	(1.3)	—	(1.3)	—	(1.3)
Noncontrolling interest acquired/consolidated	—	—	—	—	—	—	—	1.4	1.4
September 27, 2019	38.4	$0.4	$371.8	$—	$(1.7)	$74.4	$444.9	$3.3	$448.2

See accompanying notes to the consolidated financial statements.

VAREX IMAGING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Varex Imaging Corporation (the “Company,” “Varex” or “Varex Imaging”) designs, manufactures, sells and services a broad range of Medical products, which include X-ray imaging components, including X-ray tubes, digital detectors and accessories, high voltage connectors, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers and buckys, for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, computed tomography, oncology and computer-aided detection. The Company sells its products to imaging system original equipment manufacturer (“OEM”) customers for incorporation into new medical diagnostic, radiation therapy, dental, and veterinary, to independent service companies, distributors and directly to end-users for replacement purposes.
The Company also designs, manufacturers, sells and services industrial products, which include Linatron® X-ray accelerators, imaging processing software and image detection products for security and inspection purposes, such as cargo screening at ports and borders and nondestructive examination in a variety of applications. The Company generally sells security and inspection products to OEM customers who incorporate Varex’s products into their inspection systems. The Company conducts an active research and development program to focus on new technology and applications in both the medical and industrial X-ray imaging markets.
Varex Imaging Corporation was incorporated in Delaware on July 18, 2016 for the purpose of holding the assets and liabilities associated with the Company's business and separated from Varian Medical Systems, Inc. (“Varian”) on January 28, 2017, upon which Varian completed the distribution of 100% of the outstanding common stock of Varex to Varian stockholders. Following the separation and distribution, Varex became an independent publicly-traded company and is listed on the NASDAQ Global Select Market under the ticker “VREX.”
Basis of Presentation and Principle of Consolidation
The accompanying consolidated financial statements are audited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Prior to January 28 2017, the date of separation and distribution, the financial statements were prepared on a stand-alone basis and were derived from Varian’s consolidated financial statements and records as it operated as part of Varian prior to the distribution, in conformity with GAAP. Prior to the separation and distribution, the consolidated financial statements included allocations of certain Varian corporate expenses these costs were allocated to the Company on the basis of direct usage when identifiable or other systematic measures that reflect utilization of services provided to or benefits received by the Company.
All transactions between the Company and Varian prior to the separation have been included in the accompanying consolidated financial statements. All intercompany transactions while the Company operated as part of Varian were considered to be effectively settled for cash and are reflected as a component of financing activities as net transfers from (to) Varian in the consolidated statements of cash flows at the time the transactions were recorded.
Prior to the separation, the Company was dependent upon Varian for its working capital and financing requirements, as Varian uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company were accounted for through the net parent investment account. Cash and cash equivalents held by Varian were not allocated to the Company.
Net parent investment in the consolidated statements of equity represents Varian’s historical investment in the Company, the net effect of transactions with and allocations from Varian and the Company’s accumulated earnings.
Impact of COVID-19
The coronavirus (“COVID-19”) pandemic and the mitigation efforts by governments to attempt to control its spread created uncertainties and disruptions in the economic and financial markets. The extent to which COVID-19 will continue to impact the Company’s business and financial results will depend on numerous evolving factors including, but not limited to: the magnitude and duration of COVID-19, the extent to which it will impact worldwide macroeconomic conditions including interest rates and employment rates, the speed of the anticipated recovery, and governmental and business reactions to the pandemic. During the quarter ended July 3, 2020, as a result of the economic downturn resulting from COVID-19, the Company experienced reduced demand in the

Company’s industrial segment and for certain higher end medical products that negatively impacted revenues and gross margin. The Company assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the currently estimated future impacts of COVID-19 through the date of reissuance of these consolidated financial statements. The Company’s future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material negative impacts to the Company’s consolidated financial statements in future reporting periods. These future developments are highly uncertain, and the outcomes cannot be estimated with certainty. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements.

The Company’s Credit Agreement, as defined in Note 8, Borrowings, contains financial covenants, including certain leverage ratio covenants. The adverse effects of the COVID-19 pandemic on the Company’s financial condition and results of operations are expected to be more persistent and have been more severe than previously estimated. The Company now believes that reduced demand in the Company’s industrial segment and for certain higher end medical products will continue to negatively impact revenues, gross margin, and the other items used to calculate the Company’s financial covenants contained in its Credit Agreement. Based on the Company’s current forecasts, it is probable that the Company will be in violation of certain leverage ratio covenants contained in its Credit Agreement within the twelve-month period following the reissuance of these consolidated financial statements, including as early as the end of the Company's fiscal year end 2020. Failure to comply with the covenants, if not amended or waived, would result in an event of default under the Credit Agreement and the acceleration of the outstanding balance of the loans thereunder. If an event of default under the Credit Agreement occurs, then pursuant to cross default and/or cross acceleration clauses, substantially all of the Company’s other outstanding debt and derivative contract payables would become due, and all debt and derivative contracts could be terminated, which would have a material adverse impact to the Company’s operations and liquidity as the Company currently does not have the financial resources to satisfy such obligations if they were to become due and payable. These events and conditions raise substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period following the reissuance of these consolidated financial statements.

The Company is actively pursuing various options to prevent an event of default from occurring under the Credit Agreement. The Company is implementing actions to improve its financial results and other items used to calculate the financial covenants, such as accelerating the closure of its Santa Clara facility, the previously announced reduction in force, austerity programs related to outside services, and other appropriate actions. The Company is also taking actions to improve cash flow such as working capital reductions and reduced spending for property, plant and equipment, as well as pursuing potential additional fundraising to modify, supplement, or replace its Credit Agreement. While the Company has and continues to take actions to mitigate the risk of an event of default under the Credit Agreement, there is no assurance that it will be successful in doing so. The Company’s consolidated financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result if the Company is unable to continue as a going concern.
Reclassification
The Company has reclassified $3.0 million from selling, general and administrative expense to impairment of intangible assets for the year ended September 28, 2018, to conform to the current year's presentation. Such reclassifications had no impact on net earnings as previously reported.
Segment Reporting
The Company has two reportable operating segments; (i) Medical and (ii) Industrial, which aligns with how its CEO, who is the Company's Chief Operating Decision Maker (“CODM”), reviews the Company’s performance. See Note 15. Segment Information, included in this report, for further information on the Company’s segments.
Fiscal Year
The fiscal years of the Company as reported are the 52 or 53-week period ending on the Friday nearest September 30. Fiscal year 2019 was the 52-week period that ended on September 27, 2019. Fiscal year 2018 was the 52-week period that ended on September 28, 2018. Fiscal year 2017 was the 52-week period that ended on September 29, 2017.
Variable Interest Entities
For entities in which the Company has variable interests, the Company focuses on identifying which entity has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. If the Company is the primary beneficiary of a variable interest entity, the assets, liabilities and results of operations of the variable interest entity will be included in the

Company’s consolidated financial statements. As of September 27, 2019, the Company had two variable interest entities neither of which were consolidated.
 Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include the valuation of inventories, goodwill and intangible assets, impairment on investments, and taxes on earnings. Actual results could differ from these estimates.
Cash and Cash Equivalents
The Company considers currency on hand, demand deposits, time deposits and all highly-liquid investments with an original maturity of three months or less at the date of purchase to be cash and cash equivalents.
Restricted Cash
Restricted cash primarily consists of cash collateral related to certain leases and inventory arrangements. Restricted cash is included in other assets on the consolidated balance sheet. Cash and cash equivalents and restricted cash as reported within the consolidated statements of cash flows consisted of the following:

	Twelve Months Ended September 27, 2019		Twelve Months Ended September 28, 2018
	Beginning of Period	End of Period	Beginning of Period	End of Period
Cash and cash equivalents	$51.9	$29.9	$83.3	$51.9
Restricted cash	1.5	1.4	0.9	1.5
Cash and cash equivalents and restricted cash as reported per statement of cash flows	$53.4	$31.3	$84.2	$53.4

Fair Value
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. There is a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or, other inputs that are observable or can be corroborated by observable market data.
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Derivative instruments and hedging activities
The Company records all derivatives on the balance sheet at fair value. Derivatives designated as a hedge are recorded on the Consolidated Balance Sheets at fair value as of the reporting date. For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the derivative is reported as a component of other comprehensive income or loss and reclassified from accumulated other comprehensive loss into earnings when the hedged transaction affects earnings.  For derivatives that are designated and qualify as net investment hedges, the gain or loss on the derivative is reported as a component of other comprehensive income or loss. Time value is excluded and the cash payments are recognized as an adjustment to interest expense. A qualitative assessment of hedge effectiveness is performed on a quarterly basis, unless facts and circumstances indicate the hedge may no longer be highly effective.

Concentration of Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade accounts receivable. Cash held with financial institutions may exceed the Federal Deposit Insurance Corporation insurance limits or similar limits in foreign jurisdictions. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company performs ongoing credit evaluations of its customers and, except for government tenders, group purchases and orders with a letter of credit, its industrial customers often provide a down payment. The Company maintains an allowance for doubtful accounts based upon the expected collectability of all accounts receivable. The Company obtains some of the components in its products from a limited group of suppliers or from a single-source supplier. The Company has neither experienced nor expects any significant disruptions to its operations due to supplier concentration.
Credit is extended to customers based on an evaluation of the customer’s financial condition, and collateral is not required. During the periods presented, one of the Company's Medical segment customers accounted for a significant portion of revenues, which is as follows:

	Fiscal Year
	2019	2018	2017
Canon Medical Systems Corporation	17.3%	18.1%	19.3%

Canon Medical Systems Corporation accounted for 10.1% and 9.8% of the Company’s accounts receivable as of September 27, 2019 and September 28, 2018, respectively.
Inventories
Inventories are valued at the lower of cost or net realizable value. Costs include materials, labor and manufacturing overhead and is computed using standard cost (which approximates actual cost) on a first-in-first-out basis. The Company evaluates the carrying value of its inventories taking into consideration such factors as historical and anticipated future sales compared to quantities on hand and the prices the Company expects to obtain for products in its various markets. The Company adjust excess and obsolete inventories to net realizable value and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues.
The following table summarizes the Company’s inventories, net:

(In millions)	September 27, 2019	September 28, 2018
Raw materials and parts	$160.1	$149.9
Work-in-process	27.9	25.4
Finished goods	60.2	59.8
Total inventories	$248.2	$235.1

Property, Plant and Equipment, net
Property, plant and equipment are stated at cost, net of accumulated depreciation. Major improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation are computed using the straight-line method over the estimated useful lives of the assets. Land is not subject to depreciation, but land improvements are depreciated over fifteen years. Land leasehold rights and leasehold improvements are depreciated over the lesser of their estimated useful lives or remaining lease terms. Buildings are depreciated over twenty years. Machinery and equipment are depreciated over their estimated useful lives, which range from three years to seven years. Assets subject to lease are depreciated over the lesser of their estimated useful lives or remaining lease terms. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted, and an impairment assessment may be performed on the recoverability of the carrying amounts. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts.

The following table summarizes the Company’s property, plant and equipment, net:

(In millions)	September 27, 2019	September 28, 2018
Land	$8.3	$8.3
Buildings and leasehold improvements	134.4	138.1
Machinery	170.7	166.1
Construction in progress	28.5	23.1
	$341.9	$335.6
Accumulated depreciation and amortization	(199.6)	(190.7)
Property, plant, and equipment, net	$142.3	$144.9

The Company recorded depreciation expense of $23.5 million, $26.0 million and $16.9 million, in fiscal years 2019, 2018 and 2017, respectively. During fiscal year 2019 the company recorded accelerated depreciation of $4.5 million on the machinery and equipment used in the fabrication of amorphous silicon glass at its facility in Santa Clara, CA. See Note 4. Restructuring, included in this report, for further information. During fiscal year 2018 the company recorded accelerated depreciation of $4.2 million on the machinery and equipment used in the fabrication of amorphous silicon glass at its facility in Santa Clara, CA. See Note 4. Restructuring, included in this report, for further information.
Investments
The Company accounts for its equity investments in privately-held companies under the equity method of accounting if the Company has the ability to exercise significant influence in these investments. Distributions received from an equity method investment are classified using the cumulative earnings approach. Under the cumulative earnings approach, distributions up to the amount of cumulative equity in earnings recognized will be treated as returns on investment as operating cash flows and those in excess of that amount will be treated as returns of investment as investing cash flows. The Company monitors these equity investments for impairment and makes appropriate reductions in carrying values if the Company determines that impairment charges are required based primarily on the financial condition and near-term prospects of these companies.
Goodwill and Intangible Assets
Goodwill is recorded when the purchase price of an acquisition exceeds the fair value of the net identified tangible and intangible assets acquired. Purchased intangible assets are carried at cost, net of accumulated amortization, and are included in intangible assets in the Company's consolidated balance sheets. Intangible assets with finite lives are amortized over their estimated useful lives of primarily two years to seven years using the straight-line method.
Impairment of Long-lived Assets, Intangible Assets and Goodwill
The Company reviews long-lived assets and identifiable intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses these assets for impairment based on their estimated undiscounted future cash flows. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.
The Company evaluates goodwill and indefinite lived intangible assets for impairment at least annually at the beginning of the fourth quarter of each fiscal year or whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company performs a step one analysis, which consists of a comparison of the fair value of a reporting unit against its carrying amount, including the goodwill allocated to each reporting unit. The Company determines the fair value of its reporting units based on a combination of income and market approaches. The income approach is based on the present value of estimated future cash flows of the reporting units, and the market approach is based on a market multiple calculated for each reporting unit based on market data of other companies engaged in similar business. If the carrying amount of the reporting unit is in excess of its fair value, step two requires the comparison of the implied fair value of the reporting unit’s goodwill against the carrying amount of the reporting unit’s goodwill. Any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of the reporting unit’s goodwill is recorded as an impairment loss. The impairment test for intangible assets with indefinite useful lives, if any, consists of a comparison of fair value to carrying value, with any excess of carrying value over fair value being recorded as an impairment loss.

During the fiscal year ended September 27, 2019 and 2018, the Company recognized $4.8 million and $3.0 million of impairments of intangible assets related to the restructuring activities see Note 4. Restructuring, included in this report. No goodwill impairment charges were recognized for any of the prior periods presented. No impairment charges were recognized in fiscal year 2017.
Loss Contingencies
From time to time, the Company is a party to or otherwise involved in legal proceedings, claims and government inspections or investigations, customs and duties audits and other loss contingency matters, both inside and outside the United States, arising in the ordinary course of its business or otherwise. The Company accrues amounts, to the extent an unfavorable outcome is determined to be probable and the losses can be reasonably estimated, that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that it believes will result in a probable loss.
Product Warranty
The Company warrants most of its products for a specific period of time, usually 12 to 24 months from delivery or acceptance, against material defects. The Company provides for the estimated future costs of warranty obligations in cost of revenues when the related revenues are recognized. The accrued warranty costs represent the best estimate at the time of sale of the total costs that the Company will incur to repair or replace product parts that fail while still under warranty.
The amount of the accrued estimated warranty costs obligation for established products is primarily based on historical experience as to product failures adjusted for current information on repair costs. For new products, estimates include the historical experience of similar products, as well as a reasonable allowance for warranty expenses associated with new products. On a quarterly basis, the Company reviews the accrued warranty costs and updates the historical warranty cost trends, if required.
The following table reflects the changes in the Company’s accrued product warranty:

	Fiscal Years
(In millions)	2019	2018
Accrued product warranty, at beginning of period	$7.3	$7.0
Charged to cost of revenues	12.9	11.6
Actual product warranty expenditures	(12.1)	(11.3)
Accrued product warranty, at end of period	$8.1	$7.3

Revenue Recognition
Effective September 29, 2018, the Company adopted the requirements of Accounting Standards Update (“ASU”) 2014-09 and related amendments, Revenue from Contracts with Customers (“ASC 606”), which superseded all prior revenue recognition methods and industry-specific guidance. See “Recently Adopted Accounting Pronouncements” below.
The Company’s revenues are derived primarily from the sale of hardware and services. The Company recognizes its revenues net of any value-added or sales tax and net of sales discounts.
The Company sells a high proportion of its X-ray products to a limited number of OEM customers. X-ray tubes, digital detectors and image-processing tools and security and inspection products are generally sold on a stand-alone basis. However, the Company occasionally sells its digital detectors, X-ray tubes and imaging processing tools as a package that is optimized for digital X ray imaging and sells its Linatron ® X-ray accelerators together with its imaging processing software and image detection products to OEM customers that incorporate them into their inspection systems. Service contracts are often sold with certain security and inspection products and computer-aided detection products.
The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, a performance obligation is satisfied

Deferred Revenues
Deferred revenue primarily represents (i) the amount received applicable to non-software products for which parts and services under the warranty contracts have not been delivered, and (ii) the amount received for service contracts for which the services have not been rendered.
Allowance for Doubtful Accounts
The Company evaluates the creditworthiness of customers prior to authorizing shipment for all major sale transactions. On a quarterly basis, the Company evaluates aged items in the accounts receivable aging report and provide an allowance in an amount deemed adequate for doubtful accounts. If the evaluation of customers’ financial conditions does not reflect a future ability to collect outstanding receivables, additional provisions may be needed. We had an allowance for doubtful accounts of $1.0 million and $0.6 million as of September 27, 2019 and September 28, 2018, respectively.
Share-Based Compensation Expense
The Company has an equity-based incentive plan that provides for the grant of nonqualified stock options and restricted stock units to directors, officers and other employees. The Company also permits employees to purchase shares under the Varex employee stock purchase plan. Prior to the separation, the Company’s employees historically participated in Varian’s equity-based incentive plans. Share-based compensation expense through the date of separation included allocations to the Company based on the awards and terms previously granted to its employees as well as an allocation of Varian’s corporate and shared functional employee expenses.
The Company values stock options granted and the option component of the shares of common stock purchased under the equity-based incentive plans and stock purchased under the employee stock purchase plan using the Black-Scholes option-pricing model. Share-based compensation expense for restricted stock units is measured using the fair value of the Company’s stock on the date of grant and is amortized over the award’s respective service period. The Black-Scholes option-pricing model requires the input of certain assumptions, and changes in the assumptions can materially affect the fair value estimates of share-based payment awards.
The Company measures and recognizes expense for all share-based payment awards based on their fair values. Share-based compensation expense recognized in the consolidated statements of earnings includes compensation expense for the share-based payment awards based on the grant date fair value estimated in accordance with the guidance on share-based compensation. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. The Company attributes the value of share-based compensation to expense using the straight-line method. The Company considers only the direct tax impacts of share-based compensation awards when calculating the amount of tax windfalls or shortfalls. For additional information, see Note 13. Employee Stock Plans, included in this report.
Shipping and Handling Costs
Shipping and handling costs are included as a component of cost of revenues.
Research and Development
Research and development costs have been expensed as incurred. These costs primarily include employees’ compensation, consulting fees and material costs.
Software Development Costs
Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. No costs associated with the development of software have been capitalized, as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility.
Taxes on Earnings
Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income tax liabilities or assets are established for the expected future tax consequences resulting from the differences in financial reporting and tax bases of assets and liabilities. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized. In addition, we provide reserves for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by the authoritative guidance for accounting for income taxes. Amounts for uncertain tax positions are adjusted in periods when new information becomes available or when positions are effectively settled. Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense.
On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (“U. S. Tax Reform”). U.S. Tax Reform significantly revised the U.S. corporate income tax structure including a lower corporate statutory rate and changes to the way foreign earnings are taxed. U.S. GAAP requires that the impact of tax legislation be recognized in the period in which the law is enacted. In accordance with these rules, we are including the impact of certain provisions of U.S. Tax Reform to the extent they are effective during the current reporting period.
Foreign Currency Translation
The Company uses the U.S. Dollar predominately as the functional currency of its foreign operations. Gains and losses from remeasurement of foreign currency balances into U.S. Dollars are included in the consolidated statements of earnings. For the foreign subsidiary where the local currency is the functional currency, translation adjustments of foreign currency financial statements into U.S. dollars are recorded to a separate component of accumulated other comprehensive (loss) earnings.
Accounting Standards Recently Adopted
In November 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that the statement of cash flows explain the change in the total amount of restricted cash during the period and other additional disclosures. The Company adopted ASU 2016-18 in the first quarter of 2019 using the retrospective transition method and the Company's consolidated statements of cash flows have been retrospectively adjusted to reflect restricted cash balances. Net cash flows for fiscal years 2019, 2018 and 2017 did not change as a result of adopting ASU 2016-18.
The Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which was issued to reduce the diversity in practice in how certain transactions are classified in the statement of cash flows. The Company adopted ASU 2016-15 in the first quarter of 2019 retrospectively. Net cash flows for fiscal years 2019, 2018 and 2017 did not change as a result of adopting ASU 2016-15.

The Company adopted ASC 606 as of September 29, 2018, using the modified retrospective transition method applied to those contracts which were not completed as of that date. The Company recorded a net reduction to retained earnings of $4.1 million, net of tax, as of September 29, 2018 due to the impact of adopting ASC 606. During the second quarter of 2019 the Company recorded an increase to retained earnings of $0.6 million, net of tax, to correct an error that was not quantitatively or qualitatively material to the current period, related to the adoption of ASC 606. The net cumulative impact of adopting ASC 606 was $3.5 million, net of tax. Refer to Note 18. Revenue Recognition, included in this report report for the detailed impact of adopting ASC 606.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which amends the application of hedge accounting and improves financial reporting of hedging relationships to more accurately present the economic effects of risk management activities in the financial statements. The ASU is effective for public companies for annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company early adopted the provisions of ASU 2017-12 during the quarter ended September 27, 2019, using the modified retrospective method. The adoption did not have an impact on the consolidated financial statements.
Recent Accounting Standards Updates Not Yet Effective
In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017 (the “2017 Tax Act”). ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04 which clarified its guidance to simplify the measurement of goodwill by eliminating the Step 2 impairment test. The new guidance requires companies to perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2021. The amendment is required to be adopted prospectively. The Company is evaluating the impact of adopting this amendment to its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Instruments." This ASU replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In addition, the ASU requires new disclosures. This standard will be effective for the Company's interim and annual periods beginning with the first quarter of fiscal 2021, and must be applied on a modified retrospective basis. The Company is currently evaluating the potential impact of this standard.
In February 2016, the FASB issued ASU 2016-02 on accounting for leases. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. The new standard will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of earnings. The new standard is required to be adopted using a modified retrospective method to each prior reporting period presented with various optional practical expedients. The new standard will be effective for the Company beginning in its first quarter of fiscal year 2020 with early adoption permitted. The Company has not completed its assessment of the new standard, but anticipate that the most substantial change to its consolidated financial statements will be a gross-up of its total assets and liabilities. The adoption is not expected to materially impact our results of operations in the upcoming fiscal years and interim periods. The Company will continue to monitor the overall impact of adoption and update our disclosures as appropriate.
2. BUSINESS COMBINATIONS
Acquisition of Direct Conversion AB (publ)
On April 29, 2019, Varex completed the acquisition of 98.2% of the outstanding shares of common stock of Direct Conversion AB (publ) (“Direct Conversion”) for $69.5 million in cash, net of cash acquired, the assumption of Direct Conversion's debt of $4.5 million and deferred consideration equal to $9.9 million or 0.3 million shares of the Company’s common stock (subject to reduction to settle indemnity claims) to be paid on the first anniversary of the closing with a mixture of cash and shares of Varex common stock. The acquisition of Direct Conversion expands our detector product portfolio to include photon counting technology.  This technology will allow Varex to expand its range of imaging applications and offer new solutions to both Medical and Industrial customers.
The following table summarizes the preliminary purchase price allocation:

(In millions)	Fair Value
Allocation of the purchase consideration:
Accounts receivable	$2.4
Inventories	5.7
Prepaid expenses and other current assets	0.7
Property, plant, and equipment	0.9
Goodwill	47.2
Intangible assets	32.9
Total assets acquired	89.8
Accounts payable	(1.0)
Accrued liabilities	(1.5)
Current maturities of long-term debt	(1.0)
Deferred revenues	(0.9)
Long-term debt	(3.5)
Other long-term liabilities	(1.1)
Total liabilities assumed	(9.0)
Noncontrolling interest	(1.4)
Net assets acquired, less noncontrolling interest	$79.4
Net cash paid	$69.5
Deferred consideration	9.9
Total consideration	$79.4

The Company recorded the assets acquired and liabilities assumed at their preliminary estimated fair values. Intangibles were valued primarily using a discounted cash flow, which included estimated revenue growth and discount rate. Due to the complexity of this transaction as of September 27, 2019, the Company had not finalized the determination of the fair values allocated to various assets and liabilities, including, but not limited to, inventory; deferred tax assets and liabilities; intangible assets and the residual amount allocated to goodwill. The fair value assigned to goodwill is primarily attributable to expected synergies. The goodwill related to the Direct Conversion acquisition is not tax deductible.
The following amounts represent the determination of the fair value and estimated weighted average useful lives of identifiable intangible assets for the Direct Conversion, which are amortized straight-line:

(In millions)	Fair Value	Estimated Weighted Average Useful Life (In Years)
Backlog	$0.2	1
Trade names	2.5	5
Developed technology	18.4	10
In-process research and development	2.8	indefinite
Customer relationships	9.0	10
Total intangible assets acquired	$32.9

The following amounts represent revenues by reporting segment from Direct Conversion from the acquisition date of April 29, 2019, through September 27, 2019:

(In millions)	Direct Conversion Revenue
Medical	$4.5
Industrial	1.8
Total Direct Conversion revenues	$6.3

The acquisition of Direct Conversion did not have a significant impact on our consolidated results of operations on a pro forma basis for the current or prior years.
Acquisition of Virtual Media Integration
On August 31, 2018, the Company completed the acquisition of Virtual Media Integration, Ltd. (“VMI”) from MISTRAS Group, Inc for $4.8 million. VMI is a provider of computed and digital radiography and X-ray film digitizer systems for industrial non-destructive testing. The acquired assets and liabilities of the VMI business were allocated to the Industrial reporting segment. The acquisition related costs were included in the consolidated statements of earnings under selling, general and administrative expenses.
The following table summarizes the purchase price allocation:

(In millions)	Fair Value
Allocation of the purchase consideration:
Accounts Receivable	$0.2
Inventories	1.0
Other assets	0.2
Intangibles	1.6
Goodwill	1.5
Other liabilities	(0.2)
Net assets acquired	4.3
Post-closing adjustments	0.5
Total cash consideration	$4.8

Acquisition of PerkinElmer’s Medical Imaging Business
On May 1, 2017, the Company completed the acquisition of the medical imaging business (“Acquired Detector Business”) of PerkinElmer, Inc. (“PKI”) for $277.4 million, or $273.2 million after post-closing working capital adjustments. The acquisition consisted of PerkinElmer Medical Holdings, Inc. and Dexela Limited, together with certain assets of PKI and its direct and indirect subsidiaries relating to digital flat panel X-ray detectors that serve as components for industrial, medical, dental and veterinary X-ray imaging systems. The Acquired Detector Business included about 280 employees, with operations in Santa Clara, California as well as operations in Germany, the Netherlands, China and the United Kingdom. The acquisition of the Acquired Detector Business was pursuant to the Master Purchase and Sale Agreement, dated December 21, 2016 (the “Purchase Agreement”), by and between PKI and Varian and the subsequent Assignment and Assumption Agreement, dated January 27, 2017, by and between Varian and Varex, pursuant to which Varian assigned and conveyed all of its rights, obligations, title and interest in the Purchase Agreement to Varex.
The following amounts represent the determination of the fair value of identifiable assets acquired and liabilities for the Acquired Detector Business:

(In millions)	Fair Value
Total cash consideration	$273.2
Allocation of the purchase consideration:
Cash	1.4
Accounts Receivable	18.7
Inventory	34.7
Prepaids and other current assets	0.6
Property, plant, and equipment	21.4
Other assets, non-current	2.0
Intangibles	81.1
Goodwill	167.3
Total assets acquired	$327.2

Current liabilities	$(17.2)
Other liabilities, non-current	(36.8)
Total liabilities assumed	(54.0)
Net assets acquired	$273.2

The fair value assigned to goodwill is attributable to expected cost synergy opportunities. Included in the goodwill recorded for the Acquired Detector Business is approximately $35 million that will be deductible for income tax purposes in Germany, China and the Netherlands. The remaining goodwill related to the stock acquisition in the United States is not tax deductible. Also, as a result of the acquisition, non-current deferred income tax liability increased by approximately $31 million related to basis differences for both tangible and intangible assets acquired as part of the stock purchases in the United States and the United Kingdom, and asset purchases in Germany, the Netherlands and China.
The following amounts represent the determination of the fair value of identifiable intangible assets for the Acquired Detector Business, which are amortized straight-line:

(In millions)	Fair Value	Estimated Useful Life (In Years)
Favorable leasehold interests	$3.8	16
Backlog	1.2	1
Trade names	1.4	5
Developed technology	37.7	7
In-process research and development	4.0	indefinite
Customer relationships	33.0	7
Total intangible assets acquired	$81.1

The following amounts represent revenues by reporting segment from the Acquired Detector Business from the acquisition date of May 1, 2017 through September 29, 2017:

(In millions)	May 1, 2017 through September 29, 2017
Acquired Detector Business
Medical	$41.1
Industrial	20.2
Total Acquired Detector Business revenues	$61.3

Unaudited Pro Forma Information
The unaudited pro-forma amounts presented below for the fiscal year 2017 are presented for informational purposes only. In addition to the Company's results for the periods presented, the amounts below also include effects of the Acquired Detector Business as if it had been consummated on October 1, 2016. These unaudited pro-forma results include effects that are directly attributable to the acquisition which include the amortization of intangible assets, interest expense, and other adjustments, including estimated tax effects. The unaudited pro-forma results do not reflect any operating efficiencies or potential cost savings which may result from the consolidation of the Acquired Detector Business and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented nor are they indicative of future results of operations or results that might have been achieved had the acquisition been consummated as of October 3, 2015.

Fiscal Year
(In millions)	2017
Revenue	$777.8
Operating earnings	$84.7
Net earnings	$43.1
Net earnings per share, basic	$1.15
Net earnings per share, diluted	$1.13

3. RELATED-PARTY TRANSACTIONS
Investment in Privately-Held Companies
The Company has a 40% ownership interest in dpiX Holding LLC (“dpiX Holding”), a four-member consortium that has a 100% ownership interest in dpiX LLC (“dpiX”), a supplier of amorphous silicon based thin film transistor arrays for digital flat panel image detectors. In accordance with the dpiX Holding Agreement, net profits or losses are allocated to the members, in accordance with their ownership interests.
The equity investment in dpiX Holding is accounted for under the equity method of accounting. When the Company recognizes its share of net profits or losses of dpiX Holding, profits or losses in inventory purchased from dpiX are eliminated until realized by the Company. In fiscal years 2019, 2018 and 2017, the Company recorded (loss) and income on the equity investment in dpiX Holding of $(1.1) million, $3.4 million and $0.8 million, respectively. Income and loss on the equity investment in dpiX Holding is included in other (expense) income, net in the consolidated statements of earnings. The carrying value of the equity investment in dpiX Holding, which was included in investments in privately-held companies on the consolidated balance sheets, was $48.1 million and $48.9 million at September 27, 2019 and September 28, 2018, respectively.
In fiscal years 2019, 2018 and 2017, the Company purchased glass transistor arrays from dpiX totaling $23.5 million, $19.3 million and $24.7 million, respectively. These purchases of glass transistor arrays are included as a component of inventories on the consolidated balance sheets or cost of revenues in the consolidated statements of earnings for these fiscal years.
As of September 27, 2019 and September 28, 2018, the Company had accounts payable to dpiX totaling $3.6 million and $3.7 million, respectively.
In October 2013, the Company entered into an amended agreement with dpiX and other parties that, among other things, provides the Company with the right to 50% of dpiX’s total manufacturing capacity produced after January 1, 2014. The amended agreement requires the Company to pay for 50% of the fixed costs (as defined in the amended agreement), as determined at the beginning of each calendar year. As of September 27, 2019, the Company estimated it has fixed cost commitments of $3.7 million related to this amended agreement through the remainder of calendar year 2019. The fixed cost commitment for future periods will be determined and approved by the dpiX board of directors at the beginning of each calendar year. The amended agreement will continue unless the ownership structure of dpiX changes (as defined in the amended agreement).
The Company has determined that dpiX is a variable interest entity because at-risk equity holders, as a group, lack the characteristics of a controlling financial interest. Majority votes are required to direct the manufacturing activities, legal operations and other activities that most significantly affect dpiX’s economic performance. The Company does not have majority voting rights and no power to direct the activities of dpiX and therefore is not the primary beneficiary of dpiX. The Company’s exposure to loss as a result of its involvement with dpiX is limited to the carrying value of the Company’s investment of $48.1 million and fixed cost commitments of $3.7 million.
In November 2018, the Company and CETTEEN GmbH (“CETTEEN”), formed a German limited liability company that governs the affairs and conduct of the business of VEC Imaging Verwaltungsgesellschaft GmbH (“VEC”), a joint venture formed to develop technology to be used in X-ray imaging components. In accordance with the VEC agreement, net profits or losses are allocated to the members, in accordance with their ownership interest. The Company's investment in VEC is accounted for under the equity method. The Company has made contributions totaling $2.9 million, and has committed to contribute an additional $2.2 million, as milestones are achieved, and to provide certain full time employees to support prototyping and manufacturing activities in exchange for a 50% interest in VEC. CETTEEN made contributions of certain assets including intellectual property in exchange for a 50% interest in VEC. The Company's investment in VEC was $2.0 million as of September 27, 2019.
4. RESTRUCTURING
Following the acquisition of the medical imaging business from PKI in May of 2017, management began a multiyear program to consolidate the acquired operations, reduce costs, improve productivity and realize synergies.
In March 2018, the Company made the decision to transfer the complementary metal oxide semiconductor (“CMOS”) research and development capability from the U.K. to the U.S. and to permanently close the operation of the acquired detector business in London. The company will continue to develop the CMOS technology in the U.S. due to its competitive advantages, product differentiation and future economic benefit. In connection with this initiative, we recorded $1.7 million in restructuring charges during fiscal year 2018.
In July 2018, the Company committed to a plan to relocate the production of amorphous silicon glass for digital detectors, from its Santa Clara facility, to the jointly owned dpiX fabrication facility in Colorado. In July 2019, the Company committed to close its Santa Clara facility and to relocate the remaining production to its other existing facilities. The Company expects operations at the Santa Clara facility to cease by the end of December 2020 and all activities related to the closure of the facility to be complete by the end of March 2021. In connection with the relocation of the glass production and site closure the Company recorded $16.1 million and $14.2 million of restructuring and impairment charges during fiscal year 2019 and 2018, respectively. Fiscal year 2019 intangible asset impairment charges consisted of in-process research and development related to certain projects that were discontinued as a result of the Santa Clara facility closure. Fiscal year 2018 intangible asset impairment charges were related to a favorable leasehold interest that was impaired as a result of the amorphous silicon glass relocation. The Company expects to incur an additional $8.1 million to $12.1 million of restructuring charges through March 2021.
The Company also incurred approximately $2.8 million and $0.8 million of other unrelated restructuring expenses during fiscal years 2019 and 2018, respectively.
Cash outflows associated with these restructuring charges are limited to employee termination expenses, facility closure and equipment sales and disposals. Below is a detail of restructuring charges incurred during the 2019 and 2018 fiscal years, which predominately relate to the Company's Medical segment:

(In millions)	Location of Restructuring Charges in Consolidated Statements of Earnings	September 27, 2019	September 28, 2018
Other assets impairment charges	Selling, general and administrative	$—	$1.3
Inventory write downs	Cost of revenues	3.1	3.1
Intangible assets impairment	Impairment of intangible assets	4.8	3.0
Accelerated depreciation	Cost of revenues	4.5	4.2
Severance costs	Selling, general and administrative	6.2	4.3
Facility closure costs	Selling, general and administrative	0.3	0.8
Total restructuring charges		$18.9	$16.7

5. OTHER FINANCIAL INFORMATION
     The following table summarizes the Company’s accrued liabilities:

(In millions)	September 27, 2019	September 28, 2018
Accrued compensation and benefits	$32.1	$27.0
Product warranty	8.1	7.3
Income taxes payable	10.7	1.4
Payable to Varian Medical Systems	—	2.3
Right of return liability	6.9	—
Deferred consideration	8.9	—
Other	9.0	9.5
Total accrued liabilities	$75.7	$47.5

The following table summarizes the Company’s other long-term liabilities:

(In millions)	September 27, 2019	September 28, 2018
Long-term income tax payable	$3.9	$3.5
Environment liabilities	0.9	1.3
Defined benefit obligation liability	5.5	3.3
Long-term right of return liability	19.5	—
Long-term other	2.7	0.4
Total other long-term liabilities	$32.5	$8.5
The following table summarizes the Company’s other income (expense), net:

	Fiscal Years
(In millions)	2019	2018	2017
Income (loss) from equity method investments	$(2.3)	$3.9	$1.3
Change in fair value of deferred consideration	1.0	—	—
Realized income (loss) on foreign currencies	(1.9)	(1.2)	1.9
Total other income (expense), net	$(3.2)	$2.7	$3.2

6. NET EARNINGS PER SHARE
Basic net earnings per common share is computed by dividing the net earnings for the period by the weighted average number of shares of common stock outstanding during the reporting period. Diluted net earnings per common share reflects the effects of potentially dilutive securities, which is computed by dividing net earnings by the sum of the weighted average number of common shares outstanding and dilutive common shares, which consists of stock options and unvested restricted stock.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income per common share is as follows:

	Fiscal Year
(In millions, except per share amounts)	2019	2018	2017
Net earnings attributable to Varex	$15.5	$27.5	$51.6
Weighted average shares outstanding - basic	38.2	37.9	37.6
Dilutive effect of potential common shares	0.4	0.5	0.4
Weighted average shares outstanding - diluted	38.6	38.4	38
Net earnings per share attributable to Varex - basic	$0.41	$0.73	$1.37
Net earnings per share attributable to Varex - diluted	$0.40	$0.72	$1.36
Anti-dilutive employee shared based awards, excluded	1.9	1.2	1.0

The Company excludes potentially dilutive common shares (consisting of shares underlying stock options and the employee stock purchase plan) from the computation of diluted weighted average shares outstanding if the inclusion of the shares underlying these stock awards would be anti-dilutive to earnings per share.
7. FINANCIAL DERIVATIVES AND HEDGING ACTIVITIES
As part of the Company’s overall risk management practices, the Company enters into financial derivatives to manage its financial exposures to foreign currency exchange rates and interest rates.
The Company records all derivatives on the consolidated balance sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. A qualitative assessment of hedge effectiveness is performed on a quarterly basis, unless facts and circumstances indicate the hedge may no longer be highly effective.    The changes in fair value for all trades that are not designated for hedge accounting are recognized in current period earnings. The Company does not offset fair value amounts recognized for derivative instruments in its consolidated balance sheets for presentation purposes.
Credit risk related to derivative transactions reflects the risk that a party to the transaction could fail to meet its obligation under the derivative contracts. Therefore, the Company’s exposure to the counterparty’s credit risk is generally limited to the amounts, if any, by which the counterparty’s obligations to the Company exceed the Company’s obligations to the counterparty. The Company’s policy is to enter into contracts only with financial institutions which meet certain minimum credit ratings to help mitigate counterparty credit risk.
Derivatives Designated as Hedging Instruments - Cash Flow Hedges
The Company uses interest rate swap contracts as cash flow hedges to manage its exposure to fluctuations in LIBOR interest rates. Interest rate swap contracts hedging variable rate debt effectively fix the LIBOR component of its interest rate for a specific period of time.
As of September 27, 2019, the Company had the following outstanding derivatives designated as cash flow hedging instruments:

(In millions, except for number of instruments)	Number of Instruments	Notional Value
Interest Rate Swap Contracts	6	$264.4

The following table summarizes the amount of pre-tax earnings recognized from derivative instruments for the periods indicated and the line items in the accompanying statements of operations where the results are recorded for cash flow hedges:

	Amount of Gain or (Loss) Recognized in OCI on Derivative Fiscal Year Ended			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income Fiscal Year Ended
(In millions)	2019	2018	2017		2019	2018	2017
Interest Rate Swap Contracts	$(6.3)	$6.9	$0.6	Interest expense	$1.9	$0.1	$(0.3)
The Company expects that $0.1 million of the accumulated other comprehensive (loss) income related to cash flow hedges will be realized in pre-tax earnings over the next 12 months, but the amount will vary depending on interest rates.
These derivative instruments are subject to master netting agreements giving effect to rights of offset with each counterparty. None of the balances were eligible for netting. The following table summarizes the gross fair values of derivative instruments as of the periods indicated and the line items in the accompanying consolidated balance sheets where the instruments are recorded.

	Derivative Assets			Derivative Liabilities
(In millions)		September 27, 2019	September 28, 2018		September 27, 2019	September 28, 2018
Derivatives designated as cash flow hedges	Balance sheet location			Balance sheet location
Interest rate swap contracts	Other current assets	$—	$2.2	Other current liabilities	$—	$—
Interest rate swap contracts	Other non-current assets	—	5.5	Other non-current liabilities	(0.5)	—
		$—	$7.7		$(0.5)	$—

Derivatives Designated as Hedging Instruments - Net Investment Hedges
The Company uses cross currency swap contracts as net investment hedges to manage its risk of variability in foreign currency-denominated net investments in wholly-owned international operations. All changes in fair value of the derivatives designated as net investment hedges are reported in accumulated other comprehensive (loss) income along with the foreign currency translation adjustments on those investments. As of September 27, 2019, the Company had the following outstanding derivatives designated as net investment hedging instruments:

(In millions, except for number of instruments)	Number of Instruments	Notional Value
Cross Currency Swap Contracts	4	$77.7

The following table summarizes the amount of pre-tax earnings recognized from derivative instruments for the periods indicated and the line items in the accompanying statements of operations where the results are recorded for net investment hedges:

	Amount of Gain or (Loss) Recognized in OCI on Derivative Fiscal Year Ended			Location of Gain or (Loss) Recognized in Income on Derivative (Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Amount Excluded from Effectiveness Testing)
(In millions)	2019	2018	2017		2019	2018	2017
Cross Currency Swap Contracts	$(0.2)	$—	$—	Interest expense	$0.2	$—	$—
These derivative instruments are subject to master netting agreements giving effect to rights of offset with each counterparty. None of the balances were eligible for netting. The following table summarizes the gross fair values of derivative instruments as of the periods indicated and the line items in the accompanying consolidated balance sheets where the instruments are recorded:

	Derivative Assets			Derivative Liabilities
(In millions)		September 27, 2019	September 28, 2018		September 27, 2019	September 28, 2018
Derivatives designated as net investment hedges	Balance sheet location			Balance sheet location
Cross currency swap contracts	Other current assets	—	—	Other current liabilities	(0.2)	—
		$—	$—		$(0.2)	$—

Balance Sheet Hedges
The Company also enters into foreign currency forward contracts to hedge fluctuations associated with foreign currency denominated monetary assets and liabilities, primarily cash, third-party accounts receivable, accounts payable, and intercompany receivables and payables. These forward contracts expire within 30 days. These forward contracts are not designated for hedge accounting treatment, therefore, the change in fair value of these derivatives is recorded as a component of other income (expense) and offsets the change in fair value of the foreign currency denominated assets and liabilities, which are also recorded in other income (expense). The effect of derivative instruments not designated as hedges for fiscal year 2019 was a loss of $1.5 million, which was primarily related to the purchase price hedge established following the announcement of the Company's planned acquisition of Direct Conversion. The Company does not, and does not intend to use derivative financial instruments for speculative or trading purposes.
The following table shows the notional amounts of outstanding foreign currency contracts entered into under its balance sheet hedge program as of September 27, 2019:

	Notional Value of Derivatives not Designated as Hedging Instruments:
In millions	Buy contracts	Sell contract
Japanese yen	$0.9	$—
Swiss franc	—	(1.0)
Chinese renminbi	1.8	—
Euro	8.8	—
	$11.5	$(1.0)

8. BORROWINGS
The following table summarizes the Company's short-term and long-term debt:

	September 27, 2019		September 28, 2018
(In millions, except for percentages)	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Current maturities of long-term debt
Term facility	$29.4	5.6%	$25.0	4.2%
Other debt	1.3		—
Total current maturities of long-term debt	$30.7		$25.0

Non-current maturities of long-term debt:
Revolving credit facility	$59.0	5.6%	$28.0	4.2%
Term facility	308.6	5.6%	345.0	4.2%
Other debt	2.5		—
Debt issuance costs	(5.7)		(8.2)
Non-current maturities of long-term debt	364.4		364.8
Total long-term debt, net	$395.1		$389.8

Existing Credit Facility
On May 1, 2017 and in connection with the Acquired Detector Business, the Company entered into a new secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $200.0 million with a five-year term, and a secured term facility (the “Term Facility” and together with the Revolving Credit Facility, the “Credit Agreement”) in an aggregate principal amount of $400.0 million. The Term Facility will be repaid over five years, with 5.0% payable in quarterly installments during each of the first two years of the term thereof, 7.5% payable in quarterly installments during the third and fourth years of the term thereof, and 10% payable in quarterly installments in the fifth year of the term thereof, with the remaining amount due at maturity. Varex used the net proceeds from the Term Facility, and the net proceeds from approximately $97.0 million drawn on the Revolving Credit Facility, to pay the purchase price for the Acquired Detector Business, plus related credit facility fees, and to repay all of Varex’s obligations under the Previous Credit Agreement. Both the Term Facility and Revolving Credit Facility expire on May 1, 2022.
The Credit Agreement contains various customary restrictive covenants that limits, among other things, the incurrence of indebtedness by Varex and its subsidiaries, the grant or incurrence of liens by Varex and its subsidiaries, the entry into sale and leaseback transactions by Varex and its subsidiaries, and the entry into certain fundamental change transactions by Varex and its subsidiaries. It also contains customary events of default and certain financial covenants. The Company agreed to maintain financial covenants, which include maximum consolidated total leverage ratio, maximum senior secured leverage ratio, maximum capital expenditures and a minimum consolidated fixed charge coverage ratio. The Company was in compliance with all financial covenants under the Credit Agreement as of September 27, 2019.
The Credit Agreement is secured by the stock and assets of Varex’s material subsidiaries. The Credit Agreement has several borrowing and interest rate options including the following indices: (a) LIBOR rate, or (b) the base rate (equal to the greater of the prime rate, the federal funds rate plus 0.50% or the LIBOR rate for a one-month period plus 1.00%). Loans under the Credit Agreement bear interest at a rate per annum using the applicable indices plus a varying interest rate margin of between 1.75% and 2.75% (for LIBOR rate loans) and 0.75%-1.75% (for base rate loans). The Credit Agreement also provides for fees applicable to amounts available to be drawn under outstanding letters of credit of 0.125%, and a fee on unused commitments which ranges from 0.25% to 0.40%.
On October 3, 2018, the Company, in accordance with the terms of the Credit Agreement, provided notice to the administrative agent that effective as of October 10, 2018, the Company had permanently reducing the revolving credit commitment under the Credit Agreement by $50.0 million to $150.0 million. The reduction in the revolving credit commitment reduced the fees paid by the Company in connection with such commitment.
Subsequent to fiscal year 2019, the Company, in accordance with the terms of the Credit Agreement, provided notice to the administrative agent that effective as of October 8, 2019, the Company was permanently reducing the revolving credit commitment under the Credit Agreement by $25.0 million to $125.0 million.
Subsequent to fiscal year 2019, the Company did not comply with the covenant under the Credit Agreement to timely deliver the Company's fiscal year 2019 annual financial statements. However, upon the filing of this Annual Report with the SEC, the Company will be able to deliver the fiscal year 2019 annual financial statements within the 30-day cure period set forth in the Credit Agreement and consequently no event of default will occur.
At September 27, 2019, the Company had $364.4 million in non-current maturities of long-term debt outstanding, net of deferred debt issuance costs of $5.7 million, and $30.7 million of current maturities of long-term debt outstanding.
Future principal payments of the long-term debt outstanding as of September 27, 2019 are as follows:

(In millions)
Fiscal years:
2020	$30.7
2021	34.3
2022	335.8
Total debt outstanding	400.8
Less: current maturities of long-term debt	(30.7)
Non-current portion of long -term debt	$370.1

9. FAIR VALUE
Assets/Liabilities Measured at Fair Value on a Recurring Basis
In the tables below, the Company has segregated all assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

(In millions)	Fair Value Measurements at September 27, 2019
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents - money market funds	$—	$8.8	$—	$8.8
Total assets measured at fair value	$—	$8.8	$—	$8.8
Liabilities:
Derivative liabilities	$—	$0.7	$—	$0.7
Deferred consideration	8.9	—	—	8.9
Total liabilities measured at fair value	$8.9	$0.7	$—	$9.6

As of September 27, 2019, the total outstanding borrowings under the Company's credit agreement were $395.1 million, net of deferred loan costs, which approximated its fair value because it is carried at a market observable interest rate that resets periodically and is categorized as Level 2 in the fair value hierarchy. The fair values of certain of the Company’s financial instruments, including bank deposits included in cash and cash equivalents, accounts receivable and accounts payable, also approximate their fair values due to their short maturities.
There were no financial assets or liabilities measured on a recurring basis using significant unobservable inputs (Level 3) and there were no transfers in or out of Level 1, 2 or 3 during fiscal year 2018.
At September 28, 2018, the Company determined the following levels of inputs for the following assets or liabilities:

(In millions)	Fair Value Measurements at September 28, 2018
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents - Money market funds	$—	$18.4	$—	$18.4
Derivative assets	—	7.7	—	7.7
Total assets measured at fair value	$—	$26.1	$—	$26.1
Liabilities:
Derivative liabilities	$—	$—	$—	$—

10. GOODWILL AND INTANGIBLE ASSETS
The following table reflects goodwill by reportable operating segment:

(In millions)	Medical	Industrial	Total
Balance at September 28, 2018	$147.0	$96.6	$243.6
Business combination	26.0	21.2	47.2
Balance at September 27, 2019	$173.0	$117.8	$290.8

The following table reflects the gross carrying amount and accumulated amortization of the Company’s finite-lived intangible assets included in other assets in the consolidated balance sheets:

	September 27, 2019			September 28, 2018
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Acquired existing technology	$74.1	$(28.4)	$45.7	$57.9	$(21.8)	$36.1
Patents, licenses and other	12.7	(8.4)	4.3	9.9	(7.4)	2.5
Customer contracts and supplier relationship	50.7	(17.2)	33.5	42.6	(11.4)	31.2
Total intangible assets with finite lives	137.5	(54.0)	83.5	110.4	(40.6)	69.8
In-process R&D with indefinite lives	2.8	0.0	2.8	4.0	0.0	4.0
Total intangible assets	$140.3	$(54.0)	$86.3	$114.4	$(40.6)	$73.8

Amortization expense for intangible assets was $15.7 million, $16.2 million and $10.5 million in fiscal years 2019, 2018 and 2017, respectively. The Company recognized an impairment loss of $4.8 million and $3.0 million in fiscal years 2019 and 2018, respectively. These impairment costs were included in the consolidated statements of earnings under impairment of intangible assets.
As of September 27, 2019, the estimated future amortization expense of intangible assets with finite lives is as follows:

(In millions)
Fiscal years:
2020	$17.2
2021	16.3
2022	14.7
2023	13.7
2024	9.1
Thereafter	12.5
Total	$83.5

11. COMMITMENTS AND CONTINGENCIES
Lease Commitments
At September 27, 2019, the Company was committed to minimum rentals under non-cancelable operating leases (including rent escalation clauses) for fiscal years 2020 through 2024 and thereafter, as follows: $7.5 million, $5.4 million, $4.7 million, $1.8 million, $0.9 million, and $0.2 million, respectively. Rental expenses were $5.1 million, $5.3 million, and $4.0 million for fiscal years 2019, 2018 and 2017, respectively.
Other Commitments
See Note 3. Related Party Transactions, included in this report, for additional information about the Company’s commitments to dpiX.

See Note 12. Redeemable Noncontrolling Interests & Noncontrolling Interests, included in this report, for additional information about the Company’s commitment to the noncontrolling shareholders of MeVis.
The Company has an environmental liability of approximately $0.9 million as of September 27, 2019.
 Contingencies
From time to time, the Company is a party to or otherwise involved in legal proceedings, claims and government inspections or investigations, customs and duty audits, other contingency matters, both inside and outside the United States, arising in the ordinary course of its business or otherwise. The Company accrues amounts for probable losses, to the extent they can be reasonably estimated, that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that the Company believes will result in a probable loss (including, among other things, probable settlement value). A loss or a range of loss is disclosed when it is reasonably possible that a material loss will be incurred and can be estimated or when it is reasonably possible that the amount of a loss, when material, will exceed the recorded provision. The Company did not have any contingent liabilities as of September 27, 2019 and September 28, 2018. Legal expenses are expensed as incurred.
12. REDEEMABLE NONCONTROLLING INTERESTS & NONCONTROLLING INTERESTS
In April 2019, a subsidiary of Varex completed the acquisition of 98.2% of the outstanding shares of common stock of Direct Conversion. As the Company has majority voting rights it has consolidated Direct Conversion's operations in its consolidated financial statements and recorded the noncontrolling interest. The noncontrolling interest related to Direct Conversion is included in noncontrolling interest in the equity section of the Company's consolidated balance sheet. Earnings representing the noncontrolling interest's portion of Direct Conversion's income from operations is included in the Company's consolidated statements of earnings.
In September 2018, the Company entered into a partnership in Saudi Arabia. The Company has majority voting rights with an approximate 75% interest. Accordingly, the Company has consolidated the operations of the Saudi Arabia partnership in our consolidated financial statements and recorded the noncontrolling interests. The noncontrolling interest related to the partner’s 25% interest in the joint venture is included in noncontrolling interest in the equity section of the Company’s consolidated balance sheet. Earnings representing the noncontrolling partner's share of income from operations is included in the Company's consolidated statements of earnings.
In April 2015, the Company completed the acquisition of 73.5% of the then outstanding shares of MeVis Medical Solutions AG (“MeVis”), a public company based in Bremen, Germany that provides image processing software and services for cancer screening. In August 2015, the Company, through one of its German subsidiaries, entered into a domination and profit and loss transfer agreement (the “DPLTA”) with MeVis. In October 2015, the DPLTA became effective upon its registration at the local court of Bremen, Germany. Under the DPLTA, MeVis subordinates its management to the Company and undertakes to transfer all of its annual profits and losses to the Company. In return, the DPLTA grants the noncontrolling shareholders of MeVis: (1) an annual recurring net compensation of €0.95 per MeVis share starting from January 1, 2015 and (2) a put right for their MeVis shares at €19.77 per MeVis share. Upon effectiveness of the DPLTA, the noncontrolling interests in MeVis became redeemable as a result of the put right and were reclassified to temporary equity. As of September 27, 2019, the redemption value of redeemable noncontrolling interests in MeVis was $10.5 million.
During fiscal year 2018, an immaterial number of MeVis’ shares were purchased under the put right. As of September 27, 2019, noncontrolling shareholders together held approximately 0.5 million shares of MeVis, representing 26.3% of the outstanding shares.

Changes in redeemable noncontrolling interests and noncontrolling interests were as follows:

	Fiscal Years
	2019		2018
(In millions)	Redeemable Noncontrolling Interests	Noncontrolling Interests	Redeemable Noncontrolling Interests	Noncontrolling Interest
Balance at beginning of period	$11.1	$2.1	$11.2	$—
Net earnings attributable to noncontrolling interests	0.5	(0.2)	0.5	0.3
Contributions from noncontrolling interests	—	1.4	—	1.8
Dividend distributions	(0.5)	—	(0.6)	—
Other	(0.6)	—	—	—
Balance at end of period	$10.5	$3.3	$11.1	$2.1

13. EMPLOYEE STOCK PLANS
Employee Stock Plans
The Company's employees participate in Varex Imaging Corporation 2017 Omnibus Stock Plan (the “2017 Stock Plan”) and Varex Imaging Corporation 2017 Employee Stock Purchase Plan (the “2017 ESPP”) which allows the grants of stock options, restricted stock units and performance shares among other types of awards.
In January 2017, Varex stockholders approved the 2017 ESPP, which provides eligible employees with an opportunity to purchase shares of Varex common stock at 85% of the lower of its fair market value at the start and end of a six months purchase period. The 2017 ESPP provides for the purchase of up to one million shares of Varex common stock.
Share-Based Compensation Expense
Share-based compensation expense recognized in the consolidated statements of earnings is based on awards ultimately expected to vest. Share-based compensation expense includes expenses related to the Company’s direct employees. Prior to the separation, Varian also charged the Company for the allocated share-based compensation costs of certain employees of Varian who provided selling, general and administrative services on the Company’s behalf.
The table below summarizes the effect of recording share-based compensation expense and for the option component of the employee stock purchase plan shares:

	Fiscal Year
(In millions)	2019	2018	2017
Cost of revenues	$1.2	$1.3	$0.9
Research and development	2.2	1.8	1.5
Selling, general and administrative (1)	8.3	6.9	6.0
Total share-based compensation expense	$11.7	$10.0	$8.4
(1) Includes allocated share-based compensation of $0.8 million for fiscal year 2017 and represents charges by Varian to the Company for certain Varian employees who provided general and administrative services on the Company’s behalf.
The unrecognized share-based compensation cost as of September 27, 2019 was $23.1 million, and is expected to be recognized in the next 3 to 4 fiscal years. As of September 27, 2019, there were approximately 1.2 million and 0.7 million shares of common stock available for future issuances under the 2017 Stock Plan and the 2017 ESPP, respectively.

The Company utilized the Black-Scholes valuation model for estimating the fair value of stock options granted and the option component of ESPP grants. The Company calculated the fair value of option grants and option component of ESPP grants on the respective dates of grant using the following weighted average assumptions:

	Employee Stock Option Plan			Employee Stock Purchase Plans
	Fiscal Year			Fiscal Year
	2019	2018	2017	2019	2018	2017
Expected term (in years)	4.6	4.8	4.2	0.5	0.5	0.5
Risk-free interest rate	2.5%	2.6%	1.6%	2.5%	2.0%	1.0%
Expected volatility	33.9%	31.8%	23.6%	43.9%	34.1%	28.0%
Expected dividend	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Weighted average fair value at grant date	$10.19	$11.57	$8.08	$7.81	$8.92	$7.81

Option valuation methods, including Black-Scholes, require the input of subjective assumptions, which are discussed below.
Risk-Free Interest Rate
The interest rates used are based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
Expected Term
Options granted generally vest over a period of 36 to 48 months and expire 7 to 10 years from date of grant. Employee stock purchase plan offering periods are 6 months and provides eligible employees with an opportunity to purchase shares of Varex common stock at 85% of the lower of its fair market value at the start and end of a six-month purchase period.
Expected Dividend Yield
The dividend rate used is zero as the Company has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future. The Company is also restricted from paying dividends on common stock under its credit facility.
Expected Volatility
Authoritative accounting guidance on stock-based compensation indicates that companies should consider volatility over a period generally commensurate with the expected or contractual term of the stock option. Adequate Company-specific data does not exist for this time period as the Company began trading in January 2017. The volatility variable used is a blended approach by using the Company's historic data for the years it has been publicly traded and a benchmark of other comparable companies’ volatility rates for the prior years.

Stock Option Activity
The following table summarizes the activity for stock options under Varex’s employee incentive plans for the Company’s employees:

(In thousands, except per share amounts and the remaining term)	Options	Price range	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (1)
Outstanding at September 28, 2018	2,011	$22.63 — $37.60	$30.35
Granted	297	$31.42 — $31.42	31.42
Canceled, expired or forfeited	(4)	$31.08 — $31.08	31.08
Exercised	(35)	$22.84 — $27.77	23.38
Outstanding at September 27, 2019	2,269	$22.63 — $37.60	$30.60	4.1	$1,220.3
Exercisable at September 27, 2019	1,477	$22.63 — $37.60	$29.67	3.4	$1,220.3
(1) The aggregate intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the exercise price and the closing price of Varex common stock of $28.28 as of September 27, 2019, the last trading date of the Company's respective fiscal years, and which represents the amount that would have been received by the option holders had all option holders exercised their options and sold the shares received upon exercise as of that date.
The weighted-average grant-date fair value of options granted during fiscal years 2019, 2018 and 2017 was $3.0 million, $3.1 million and $9.2 million respectively. The total intrinsic value of the options exercised during the years ended September 27, 2019, September 28, 2018 and September 29, 2017 was $0.2 million, $1.7 million and $1.4 million respectively
Restricted Stock Units, Restricted Stock Awards and Deferred Stock Units
The following table summarizes the activity for restricted stock units, restricted stock awards and deferred stock units under Varex’s employee incentive plans for the Company’s employees:

(In thousands, except per share amounts)	Number of Shares	Weighted Average Grant-Date Fair Value
Balance at September 28, 2018	641	$33.60
Granted	288	31.29
Vested	(201)	31.56
Canceled or expired	(50)	34.13
Balance at September 27, 2019	678	$33.18
The total grant-date fair value of shares granted in fiscal year was $9.0 million, $10.1 million and $11.4 million for fiscal years 2019, 2018 and 2017, respectively. Shares outstanding at September 27, 2019, September 28, 2018 and September 29, 2017 had an estimated market value of $19.2 million, $18.4 million and $17.8 million, respectively.
14. TAXES ON EARNINGS
Income tax expense is based on reported income or loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.

Taxes on earnings were as follows:

	Fiscal Years
(In millions)	2019	2018	2017
Current provision:
Federal	$9.2	$(2.1)	$24.8
State and local	1.3	(0.3)	1.6
Foreign	6.8	7.5	5.3
Total current	17.3	5.1	31.7
Deferred provision (benefit):
Federal	(10.0)	(7.0)	(7.0)
State and local	(1.6)	0.7	(1.0)
Foreign	—	(1.4)	(0.9)
Total deferred	(11.6)	(7.7)	(8.9)
Taxes on earnings	$5.7	$(2.6)	$22.8

Earnings before taxes are generated from the following geographic areas:

	Fiscal Years
(In millions)	2019	2018	2017
United States	$5.9	$3.7	$55.5
Foreign	15.6	22.0	19.3
Earnings before taxes	$21.5	$25.7	$74.8

The effective tax rate differs from the U.S. federal statutory tax rate as a result of the following:

	Fiscal Years
	2019	2018	2017
Federal statutory income tax rate	21.0%	24.5%	35.0%
State and local taxes, net of federal tax benefit	(0.9)%	1.1%	1.3%
Revaluation of deferred tax liabilities for US statutory change	—%	(41.8)%	—%
Mandatory repatriation tax on foreign earnings	1.9%	13.0%	—%
Domestic production activities deduction	—%	(0.8)%	(2.4)%
Research and development credit	(10.2)%	(11.1)%	(2.6)%
Prior year deferred tax adjustments	4.7%	1.9%	(4.0)%
Foreign Rate Difference	6%	0.8%	—%
Change in valuation allowance	11.2%	(1.9)%	3.8%
US Tax Reform - International Provisions	(4.7)%	—%	—%
Other	(2.5)%	4.2%	(0.6)%
Effective tax rate	26.5%	(10.1)%	30.5%

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (U.S. Tax Reform) was enacted in the U.S. which significantly revised the U.S. corporate income tax structure. Among the revisions impacting our effective tax rate are a lower U.S. corporate statutory rate going from 35% to 21% effective January 1, 2018 and changes to the way foreign earnings are taxed. As a September fiscal year filer, the lower corporate income tax rate is phased in from a U.S. statutory federal rate of 24.5% in fiscal year ending September 28, 2018 to a rate of 21% for the fiscal year ending September 27, 2019.
During fiscal year 2019, the Company’s effective tax rate varied from the U.S. federal statutory rate of 21% primarily because of the favorable impact of changes to the U.S. corporate tax structure resulting from U.S. Tax Reform, and U.S. research and development tax credits. These favorable U.S. tax items are offset by losses in certain foreign jurisdictions for which no benefit is recognized and earnings in other foreign jurisdictions that are taxed at higher rates.

During fiscal year 2018, the Company’s effective tax rate varied from the U.S. federal statutory rate primarily because the favorable impact of changes to the U.S. corporate tax structure resulting from U.S. Tax Reform. During fiscal years 2018 and 2017, the effective tax rate also differs from the U.S. federal statutory rate due to increases resulting from U.S. state income tax expense, losses in certain foreign jurisdictions for which no benefit is recognized, earnings in other foreign jurisdictions that are taxed at higher rates, and limitations on the deductibility of officers' compensation. These are offset by decreases due to U.S. research and development credits, tax windfalls for share-based compensation, and the release of a valuation allowance against loss carryforwards in certain foreign jurisdictions.
The SEC issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”) that allows for reasonable estimated amounts to be recorded and a measurement period of up to one year from the date of enactment to revise these provisional amounts as new information is obtained and additional guidance is issued. During the three months ended December 28, 2018, the Company completed its analysis of U.S. Tax Reform, and the accounting for the income tax effects has been finalized for the measurement period under SAB 118, with no significant adjustments from the provisional amounts. During fiscal year 2019, additional U.S. Tax Reform provisions, including GILTI (global intangible low-taxed income), BEAT (base-erosion anti-abuse tax), FDII (foreign-derived intangible income), limitations on interest expense deductions (if certain conditions apply), and other components became effective for the Company and, if applicable, have been included in the calculation of the fiscal year 2019 tax provision. The determination of the tax effects of U.S. Tax Reform may change following future legislation or further interpretation of U.S. Tax Reform from U.S. Federal and state tax authorities.
The guidance for accounting for U.S. Tax Reform requires taxpayers to make an election regarding the accounting for GILTI. This policy election is to either: (1) treat GILTI as a period cost if and when incurred, or (2) recognize deferred taxes for basis differences that are expected to reverse as GILTI in future years. During the first quarter of fiscal year 2019, the Company has made the accounting policy election to account for GILTI under the period cost method.
Significant components of deferred tax assets and liabilities are as follows:

(In millions)	September 27, 2019	September 28, 2018
Deferred Tax Assets:
Inventory adjustments	$5.6	$4.2
Share-based compensation	3.1	0.8
Product warranty	1.6	1.4
Deferred compensation	1.1	0.9
Net operating loss carryforwards	24.3	3.3
Accrued vacation	1.0	1.3
Credit carryforwards	1.9	1.8
Other	7.5	4.7
	46.1	18.4
Valuation allowance	(18.8)	(4.0)
Total deferred tax assets	27.3	14.4
Deferred Tax Liabilities:
Acquired intangibles	(19.3)	(15.2)
Property, plant and equipment	(10.6)	(14.3)
Investments in privately held companies	(3.3)	(4.1)
Other	(2.3)	(4.0)
Total deferred tax liabilities	(35.5)	(37.6)
Net deferred tax liabilities	$(8.2)	$(23.2)
Reported As:
Deferred tax assets	$27.3	$14.4
Deferred tax liabilities	(35.5)	(37.6)
Net deferred tax liabilities	$(8.2)	$(23.2)

As a result of the changes to the U.S. taxation of foreign earnings included in U.S. Tax Reform, the Company reevaluated its previous indefinite reinvestment assertion with respect to these earnings during fiscal year 2018, which resulted in the Company revoking its assertion for current and future earnings for all countries, while maintaining the assertion that historic earnings are indefinitely reinvested outside the U.S. The Company has modified this prior assertion for the year ended September 27, 2019 with respect to the acquisition of Direct Conversion. The modification was to assert that all earnings for Direct Conversion, located primarily in Sweden and Finland, are indefinitely reinvested in those countries. Due to the level of earnings available for repatriation, the treaty benefits applicable to jurisdictions in which those earnings are located, and the now favorable U.S. tax treatment of repatriated foreign earnings, the amount of deferred tax liability recorded related to the potential repatriation is approximately $0.1 million. This estimated liability is for U.S. State income taxes and foreign withholding taxes that would apply if the foreign earnings were actually repatriated in the form of a dividend.
As of September 27, 2019, the Company has net operating loss carryforwards of approximately $24.3 million with $4.4 million expiring between 2020 and 2030 and $19.9 million carried forward indefinitely.
The valuation allowance relates primarily to net operating losses in certain foreign jurisdictions where, based on the weight of available evidence, it is more likely than not that the tax benefit of the net operating losses will not be realized. The valuation allowance increased by $14.8 million during fiscal year 2019 and decreased by $0.3 million during fiscal year 2018. The increase during the current year was primarily related to the acquisition of Direct Conversion that included deferred tax assets subject to a valuation allowance as of acquisition. Changes in the Company's valuation allowance for deferred tax assets were as follows:

	Fiscal Years
(In millions)	2019	2018	2017
Valuation allowance balance–beginning of fiscal year	$4.0	$4.3	$2.5
Increases resulting from business combinations	12.0	—	—
Other increases	2.8	2.2	2.5
Other decreases	—	(2.5)	(0.7)
Valuation allowance balance—end of fiscal year	$18.8	$4.0	$4.3

During fiscal year 2019, the Company paid U.S and foreign taxes of approximately $8.2 million. In fiscal year 2018, the Company paid U.S. and foreign taxes of approximately $13.8 million.
The Company accounts for uncertainty in income taxes following a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that, based on the technical merits, the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.
Changes in the Company’s unrecognized tax benefits were as follows:

	Fiscal Years
(In millions)	2019	2018
Unrecognized tax benefits balance–beginning of fiscal year	$0.6	$0.5
Subtractions based on tax positions related to a prior year	(0.2)	—
Additions based on tax positions related to the current year	0.2	0.1
Unrecognized tax benefits balance—end of fiscal year	$0.6	$0.6

As of September 27, 2019 and September 28, 2018, the total amount of gross unrecognized tax benefits was $0.6 million and $0.6 million, respectively, all of which would affect the effective tax rate if recognized.
The Company includes interest and penalties related to income taxes within taxes on earnings on the Combined Statements of Earnings. For the year ended September 27, 2019, $0.1 million interest and penalties have been included for this period. For the year ended September 28, 2018 any interest or penalties related to unrecognized tax benefits are minimal and have been included in the balance for that period.
The Company files U.S. Federal and state income tax returns and non-U.S. income tax returns in various jurisdictions. All of these returns are subject to examination by their respective taxing jurisdictions from the date of filing through each applicable statute of limitation period. The Company’s significant operations up to the date of separation have historically been included in Varian’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. Material liabilities arising related to the pre-spin operations would be the responsibility of Varian. Other periods for entities acquired are still open and subject to examination. Generally, periods prior to 2009 are no longer subject to examination.
15. SEGMENT INFORMATION
The Company has two reportable operating segments Medical and Industrial. The segments align the Company’s products and service offerings with customer use in medical and industrial markets and are consistent with how the Company’s Chief Executive Officer, who is also its CODM, evaluates the business for the allocation of resources. The CODM allocates resources to and evaluates the financial performance of each operating segment primarily based on revenues and gross margin. The operating and reportable segment structure provides alignment between business strategies and operating results.
Description of Segments
The Medical segment designs, manufactures, sells and services X-ray imaging components for use in a range of applications, including radiographic and fluoroscopic imaging, mammography, computed tomography, radiation therapy and computer-aided detection. The Company provides a broad range of X-ray imaging components for Medical customers including X-ray tubes, digital flat panel detectors, generators, high voltage connectors, image-processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers and buckys. The Company’s X-ray imaging components are primarily sold to imaging system OEM customers that incorporate them into their medical diagnostic, radiation therapy, dental, veterinary and industrial imaging systems. The Company also sells its X-ray imaging components to independent service companies, distributors and directly to end-users for replacement purposes.
The Industrial segment designs, manufactures, sells and services products for use in the security and industrial inspection applications, such as airport security, cargo screening at ports and borders and nondestructive examination in a variety of applications. The products include Linatron X-ray accelerators, X-ray tubes, digital flat panel detectors, high voltage connectors and image processing software that we generally sell to OEM customers that incorporate these products into their inspection systems.
Accordingly, the following information is provided for purposes of achieving an understanding of operations, but it may not be indicative of the financial results of the reported segments were they independent organizations. In addition, comparisons of the Company’s operations to similar operations of other companies may not be meaningful.
Information related to the Company’s segments is as follows:

	Fiscal Year
(In millions)	2019	2018	2017
Revenues
Medical	$596.8	$602.0	$556.9
Industrial	183.8	171.4	141.2
Total revenues	780.6	773.4	698.1
Gross margin
Medical	188.9	190.5	193.6
Industrial	67.8	63.4	59.9
Total gross margin	256.7	253.9	253.5
Total operating expenses	211.0	209.4	169.8
Interest and other expenses, net	(24.2)	(18.8)	(8.9)
Earnings before taxes	21.5	25.7	74.8
Taxes (benefit) on earnings	5.7	(2.6)	22.8
Net earnings	15.8	28.3	52.0
Less: Net earnings attributable to noncontrolling interests	0.3	0.8	0.4
Net earnings attributable to Varex	$15.5	$27.5	$51.6

The following table summarizes the Company’s total assets by its reportable segments:

(In millions)	September 27, 2019	September 28, 2018
Identifiable assets:
Medical	$794.3	$770.6
Industrial	244.6	217.3
Total reportable segments	$1,038.9	$987.9

Geographic Information

	Revenues			Property, plant and equipment, net
	Fiscal Years			Fiscal Years
(In millions)	2019	2018	2017	2019	2018
United States	$275.3	$268.8	$231.9	$122.6	$127.9
Latin America	7.3	7.0	7.9	—	—
EMEA	269.0	254.5	219.5	11.4	8.7
APAC	229.0	243.1	238.8	8.3	8.3
Total company	$780.6	$773.4	$698.1	$142.3	$144.9

The Company operates various manufacturing and marketing operations outside the United States. Latin America includes Brazil and Mexico. EMEA includes Europe, Russia, the Middle East, India and Africa. APAC includes Asia and Australia. Revenues by region are based on the known final destination of products sold.
16. EMPLOYEE BENEFIT PLANS
Varex’s 401(k) plan became effective on January 1, 2017. Varex’s 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code and intended for all full-time employees in the United States. This plan allows employees to contribute a portion of their pretax salary up to the maximum dollar limitation prescribed by the Internal Revenue Service. Prior to Varex's 401(k) plan becoming effective, Company employees participated in Varian's 401(k) plan. The Company made matching contributions to the plan totaling $6.7 million, $6.5 million and $4.3 million in fiscal years 2019, 2018 and 2017, respectively.
The Company also maintains defined benefit plans for employees located outside the US. The net pension liability is included in non-current liability on the Company's consolidated balance sheets and totaled $5.5 million and $3.3 million as of September 27, 2019 and September 28, 2018, respectively. The Company’s net periodic benefit costs for the Company’s defined benefit plans was not material for fiscal years 2019, 2018 and 2017.
17. OTHER COMPREHENSIVE INCOME
The following table presents the changes in the accumulated balances for each component of other comprehensive income (loss):

(In millions)	Unrealized Gain (Loss) on Derivative Financial Instruments	Unrealized Gain on Defined Benefit Obligations	Accumulated Other Comprehensive Income
Balance at September 28, 2018	$5.8	$—	$5.8
Other comprehensive loss before reclassifications	(8.3)	(1.9)	(10.2)
Income tax benefit	2.1	0.6	2.7
Balance at September 27, 2019	$(0.4)	$(1.3)	$(1.7)

No amounts were reclassified out of accumulated other comprehensive income during fiscal years 2019 and 2018.

18. REVENUE RECOGNITION
The Company adopted ASC 606 on September 29, 2018, using the modified retrospective method for all contracts not completed as of the date of adoption. The reported results for fiscal year 2019 reflect the application of ASC 606 guidance while the reported results for fiscal year 2018 were prepared under the guidance of ASC 605, “Revenue Recognition.” The primary impacts of the adoption include: (1) recording a separate contract liability and contract asset related to the sale of X-ray tubes that were sold with an option for the customer to require the Company to repurchase specific parts of the X‑ray tube at a specific price; and (2) recording a liability related to the deferral of revenue for service type warranties that are provided to certain customers who purchase Linatron® X-ray accelerators.
The Company has made the following accounting policy elections and elected to use certain practical expedients, as permitted by the FASB, in applying ASC 606: (1) the Company accounts for amounts collected from customers for sales and other taxes, net of related amounts remitted to tax authorities; (2) the Company does not adjust the promised amount of consideration for the effects of a significant financing component, if, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the customer and the time when the customer pays for that good or service will be one year or less; (3) the Company expenses costs to obtain a contract as they are incurred if the expected period of benefit, and therefore the amortization period, is one year or less; (4) the Company accounts for shipping and handling activities that occur after control transfers to the customer as a fulfillment cost rather than an additional promised service and these fulfillment costs are included as a component of cost of revenues; and (5) the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer.
Transaction price and allocation to performance obligations
Transaction prices of products or services are typically based on contracted rates. To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method when there is a large number of transactions with similar characteristics or the most likely amount method when there are two possible outcomes, depending on the circumstances of the transaction, to which the Company expects to be entitled. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current and forecasted) that is reasonably available.
The Company allows customers to return specific parts of purchased X-ray tubes for a partial refund credit, which is identified as variable consideration. ASC 606-10-55-23 requires that for sales with a right of return, revenue is reduced for expected returns, a liability is recorded for expected returns, and an asset is recorded for the right to recover products from customers on settling the liability. The Company recognizes a reduction to revenue and cost of sales at the time of sale and a corresponding contract liability and contract asset. The Company records this estimate based on the historical volume of product returns and adjusts the estimate on a quarterly basis based on the current quarter sales and current quarter returns.
If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately.
The beginning net cumulative-effect adjustment to the balance sheet for the adoption of ASC 606 is as follows:

	Balance at	Adjustment Due to	Balance at
(In millions)	September 28, 2018	ASC 606	September 29, 2018
Assets:
Prepaid expenses and other current assets	$17.1	$6.4	$23.5
Other assets	16.5	18.0	34.5
Liabilities and Equity:
Deferred revenues	13.2	0.3	13.5
Accrued liabilities	47.5	7.1	54.6
Deferred tax liabilities	23.2	(0.8)	22.4
Other long-term liabilities	8.5	21.3	29.8
Retained earnings	62.4	(3.5)	58.9

The following tables compare the reported consolidated balance sheet and statement of operations for fiscal year ended September 27, 2019, to the amounts that would have been reported if ASC 605 had been in effect:

	September 27, 2019
(In millions)	Balance without Adoption	As Reported
Assets:
Prepaid expenses and other current assets	$13.1	$19.3
Other assets	$10.0	$27.5
Liabilities and equity:
Deferred revenues	$9.9	$10.5
Accrued liabilities	$68.8	$75.7
Deferred tax liabilities	$9.1	$8.2
Other long-term liabilities	$12.1	$32.5
Retained earnings	$77.7	$74.4

	Twelve Months Ended September 27, 2019
(In millions)	Balance without Adoption	As Reported
Revenues	781.2	780.6
Cost of revenues	524.7	523.9
Taxes on earnings	5.7	5.7
Net earnings attributable to Varex	15.3	15.5

Contracts and performance obligations
The Company accounts for a contract with a customer when there is an approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. The Company's performance obligations consist mainly of transferring control of products and services identified in the contracts or purchase orders. For each contract, the Company considers the obligation to transfer products and services to the customer, which are distinct, to be performance obligations.
Revenue recognition
Revenue is recognized when, or as, obligations under the terms of a contract are satisfied, which occurs when control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer.
Product revenue is recognized when the customer obtains control of the Company’s product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract.
Service revenue is recognized over time as the services are rendered to the customer based on the extent of progress towards completion of the performance obligation. The Company recognizes service revenue over the term of the service contract. Services are expected to be transferred to the customer throughout the term of the contract and the Company believes recognizing revenue ratably over the term of the contract best depicts the transfer of value to the customer.
Disaggregation of Revenue
Revenue is disaggregated from contracts between geography and by reportable operating segment, which the Company believes best depicts how the nature, amount, timing, and uncertainty of revenues and cash flows are affected by economic factors. Refer to Note 15. Segment Information, included in this report, for the disaggregation of the Company’s revenue based on reportable operating segments and disaggregated by geographic region.

Contract Balances
Contract assets are included within the prepaid expenses and other current assets, and other assets balances. Contract liabilities, which also includes refund obligations are included within the accrued liabilities, deferred revenues, and other long-term liabilities balances. The following table summarizes the changes in the contract assets and refund liabilities for the twelve months ended September 27, 2019:

(In millions)	Contact Assets
Balance at September 29, 2018	$24.4
Costs recovered from product returns during the period	(6.4)
Contract asset from shipments of products, subject to return during the period	5.7
Balance at September 27, 2019	$23.7

(In millions)	Refund Liabilities
Balance at September 29, 2018	$27.1
Recognition of revenue included in beginning of year refund liability	(7.0)
Additions to refund liabilities	6.3
Balance at September 27, 2019	$26.4

Remaining Performance Obligations
Remaining performance obligations represent the transaction price of firm orders for which revenue has not yet been recognized. As of September 27, 2019, total remaining performance obligations amounted to $265.2 million. The Company expects to recognize a majority of the remaining performance obligations over the next 12 months.
Costs to Obtain or Fulfill a Customer Contract
The Company has certain costs to obtain and fulfill a customer contract, such as commissions and shipping costs. The Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. Incremental costs of obtaining contracts that would be recognized over greater than one year are not material. The Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. These costs are included as a component of cost of revenues.
19. SUBSEQUENT EVENTS
On October 1, 2019, the Company, in accordance with the terms of the Credit Agreement, provided notice to the administrative agent that effective as of October 8, 2019, the Company was permanently reducing the revolving credit commitment under the Credit Agreement by $25.0 million to $125.0 million. The reduction in the revolving credit commitment will also reduce the fees paid by the Company in connection with such commitment.

Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)
Existing Credit Facility
In connection with the issuance of the Convertible Notes (defined below), on June 6, 2020, the Company amended the Credit Agreement (“Amendment No. 6”) to revise certain covenants, including covenants that restricted the incurrence of debt and restricted the Company’s ability to enter into the Call Spread Transactions (defined below) and issue the Convertible Notes (defined below). In connection with Amendment No. 6, the Company permanently reduced the total amount available under the Revolving Credit Facility to $100 million.
Convertible Notes
On June 9, 2020, the Company issued $200.0 million in aggregate principal amount of 4.00% unsecured convertible senior notes due 2025 (“Convertible Notes”). The net proceeds from the issuance of the Convertible Notes, after deducting transaction fees and offering expense payable by us, were approximately $193.1 million. The Convertible Notes bear interest at the annual rate of

4.00%, payable semiannually on June 15 and December 15 of each year, beginning on December 15, 2020, and will mature on June 15, 2025, unless earlier converted or repurchased by us.

The Convertible Notes will be convertible into cash, shares of our common stock or a combination thereof, at our election, at an initial conversion rate of 48.05 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $20.81 per share, subject to adjustment pursuant to the terms of the Indenture governing the Convertible Notes (the "Indenture"). The Convertible Notes may be converted at any time after, and including, December 15, 2024 until the close of business on the second scheduled trading day immediately before the maturity date.

The conversion rate of the Convertible Notes may be adjusted in certain circumstances, including in connection with a conversion of the Convertible Notes made following certain fundamental changes and under other circumstances set forth in the Indenture. It is our current intent and policy to settle any conversions of notes through a combination of cash and shares.

Prior to the close of business on the business day immediately preceding December 15, 2024, the Convertible Notes at the option of the holder can be convertible only under the following circumstances:

1.
during any calendar quarter commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of our common stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;

2.
during the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day;

3.	upon the occurrence of certain corporate events or distributions on our common stock, as described in the Indenture; or

4.	if we call any notes for redemption (under the conditions specified below).

The Convertible Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after June 1, 2023 and on or before the 60th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Convertible Note for redemption will constitute a make-whole fundamental change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption. No sinking fund is provided for the Convertible Notes.

Call Spread

On June 4, 2020 and June 5, 2020, in connection with the offering of the Convertible Notes, the Company entered into privately negotiated convertible note hedge transactions (collectively, the “Hedge Transactions”). The Hedge Transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that initially underlie the Convertible Notes. The Hedge Transactions are expected generally to reduce the potential dilution and/or offset any cash payments the Company is required to make in excess of the principal amount due upon conversion of the Convertible Notes in the event that the market price of our common stock is greater than the strike price of the Hedge Transactions, which was initially $20.81 per share (subject to adjustment under the terms of the Hedge Transactions). The strike price of $20.81 corresponds to the initial conversion price of the Convertible Notes. The number of shares underlying the Hedge Transactions is 9.6 million.

On June 4, 2020 and June 5, 2020, the Company also entered into privately negotiated warrant transactions (collectively, the “Warrant Transactions” and, together with the Hedge Transactions, the “Call Spread Transactions”), whereby we sold warrants at a higher strike price relating to the same number of shares of our common stock that initially underlie the Convertible Notes, subject to customary anti-dilution adjustments. The initial strike price of the warrants is $24.975 per share (subject to adjustment under the terms of the Warrant Transactions), which is 50% above the last reported sale price of our common stock on June 4, 2020. The Warrant Transactions could have a dilutive effect to our stockholders to the extent that the market price per share of our common stock, as measured under the terms of the Warrant Transactions, exceeds the applicable strike price of the warrants. The number of shares underlying the Warrant Transactions is 9.6 million.

The Company used $11.2 million of the net proceeds from the issuance of the Convertible Notes and $49.8 million from the Warrant Transactions to pay the cost of the Hedge Transactions, which totaled $61.0 million.

The Hedge Transactions and the Warrant Transactions are separate transactions, in each case, and are not part of the terms of the Convertible Notes and will not affect any holder’s rights under the Convertible Notes. Holders of the Convertible Notes will not have any rights with respect to the Call Spread Transactions.

Accounting Treatment of the Convertible Notes and Related Hedge Transactions and Warrant Transactions

As the Call Spread Transactions meet certain accounting criteria, the Call Spread Transactions will be classified as equity and are not accounted for as derivatives. The proceeds from the offering of the Convertible Notes were separated into liability and equity components. On the date of issuance, the liability and equity components of the Convertible Notes were calculated to be approximately $152.3 million and $47.7 million, respectively. The initial $152.3 million liability component was determined based on the fair value of similar debt instruments excluding the conversion feature assuming a hypothetical interest rate of 10.45%. The initial $47.7 million equity component represents the difference between the fair value of the initial $152.3 million in debt and the $200.0 million of gross proceeds. The equity component will be included in additional paid-in capital in the consolidated balance sheet and will not be subsequently remeasured as long as it continues to meet the conditions for equity classification. The related initial debt discount of $47.7 million will be amortized over the life of the Convertible Notes as non-cash interest expense using the effective interest method at an interest rate of 10.9%.

In connection with the above-noted transactions, we incurred approximately $6.9 million of offering-related costs. These offering fees were allocated to the liability and equity components in proportion to the allocation of proceeds and will be accounted for as debt and equity issuance costs, respectively. We allocated $5.3 million of debt issuance costs to the liability component, which will be capitalized as deferred financing costs within long-term debt. These costs will be amortized as interest expense over the term of the debt using the effective interest method. The remaining $1.6 million of transaction costs allocated to the equity component will be recorded as a reduction of the equity component.